Exhibit 10.1

CUSIP Number: _____

$1,500,000,000

CREDIT AGREEMENT

Dated as of November 19, 2013
among
SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.,
as the Borrower
SUNOCO LOGISTICS PARTNERS L.P.,
as the Guarantor
CITIBANK, N.A.,
as Administrative Agent, Swingline Lender and a LC Issuer
and
The Other LC Issuers and Lenders Parties Hereto

_______________

BARCLAYS BANK PLC,
PNC BANK, NATIONAL ASSOCIATION,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
TD BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
Documentation Agents

CITIGROUP GLOBAL MARKETS INC.,
BARCLAYS BANK PLC,
PNC CAPITAL MARKETS LLC,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
TD SECURITIES (USA) LLC
and
WELLS FARGO SECURITIES, LLC
Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

Schedule 1	Commitments and Applicable Percentages
Schedule 2	Disclosure Schedule
Schedule 5.12	Environmental Compliance
Schedule 7.01	Existing Indebtedness
Schedule 7.08	Transactions with Affiliates
Schedule 7.09	Burdensome Agreements
Schedule 10.02	Notices

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Loan Notice
Exhibit D	Form of Note
Exhibit E	Form of Guaranty
Exhibit F	Forms of U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT ("Agreement") is entered into as of November 19, 2013, among SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., a Delaware limited partnership (the "Borrower"), SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership (the "MLP"), CITIBANK, N.A., as Administrative Agent, CITIBANK, N.A., as a LC Issuer and as Swingline Lender, BARCLAYS BANK PLC, PNC BANK, NATIONAL ASSOCIATION, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., TD BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION, each as a LC Issuer, and each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender").
In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders to, and the Letters of Credit that may hereafter be issued by the LC Issuers for the account of, the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
"Administrative Agent" means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder.
"Administrative Agent’s Office" means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Commitments" means the Commitments of all the Lenders. The initial amount of the Aggregate Commitments is $1,500,000,000, subject to optional reductions pursuant to Section 2.16 and subject to increases as provided in Section 2.17.
"Agreement" means this Credit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.
"Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s

Commitment at such time, subject to adjustment as provided in Section 2.20. If the commitment of each Lender to make Loans and the obligation of each LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption or commitment increase agreement pursuant to which such Lender becomes a party hereto, as applicable.
"Applicable Rate" means, on any day, with respect to any Base Rate Loan, Eurodollar Loan or facility fees hereunder, respectively, the percent per annum set forth below under the caption "Base Rate Margin," "Eurodollar Margin," "Swingline Margin" or "Facility Fee Rate," respectively, based upon the Level corresponding to the Ratings by the Rating Agencies applicable on such date:

Ratings: (Fitch/Moody’s/S&P)	Base Rate Margin	Eurodollar Margin/Swingline Margin	Facility Fee Rate
Level 1 >A-/A3/A-	0.0%	0.900%	0.100%
Level 2 BBB+/Baa1/BBB+	0.0%	1.000%	0.125%
Level 3 BBB/Baa2/BBB	0.075%	1.075%	0.175%
Level 4 BBB-/Baa3/BBB-	0.275%	1.275%	0.225%
Level 5 ˂BBB-/Baa3/BBB- or unrated	0.450%	1.450%	0.300%

For purposes of the foregoing, (a) if only one Rating is determined, the Level corresponding to that Rating shall apply; (b) if there are only two Ratings, then (i) if there is a one Level difference between the two Ratings, then the Level corresponding to the higher Rating shall be used, and (ii) if there is a greater than one Level difference between the Ratings, then the Level that is one Level below the higher Rating will be used; (c) if there are three Ratings, then (i) if all three are at different Levels, the middle Level shall apply and (ii)  if two Ratings correspond to the same Level and the third is different, the Level corresponding to the two same Levels shall apply; (d) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency and (e) if no Rating is determined, Level 5 shall apply. Changes in the Applicable Rate will occur automatically without prior notice as changes in the applicable Ratings occur, and each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Approved Location" means (a) a storage terminal or facility located in the United States or Canada owned by a Loan Party or a Subsidiary; or (b) other storage location located in the United States or Canada identified by the Borrower by notice to the Administrative Agent for which, if requested by the Administrative Agent, the Borrower has used commercially reasonable efforts to cause the owner, operator or landlord thereof to execute and deliver, a waiver of lien, subordination agreement or similar agreement in form and substance reasonably acceptable to the Administrative Agent with respect to any inventories of Petroleum Products stored at such terminal or facility.
"Arranger" means each of Citigroup, Barclays Bank PLC, PNC Capital Markets LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., TD Securities (USA) LLC and Wells Fargo Securities, LLC. in its capacity as joint lead arranger and joint bookrunner.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
"Base Rate" means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) the Fixed Period Eurodollar Rate plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
"Base Rate Loan" means a Loan or portion of a Loan that bears interest based on the Base Rate.
"Borrower" means Sunoco Logistics Partners Operations L.P., a Delaware limited partnership.
"Borrower Existing Credit Agreement" means that certain Credit Agreement dated as of August 22, 2011, among the Borrower, the Guarantor, Citibank, N.A. as administrative agent, swingline lender and letter of credit issuer, TD Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, the other agents named therein and the lenders therein named, as amended.
"Borrower General Partner" means Sunoco Logistics Partners GP LLC, a Delaware limited liability company, or the corporate, partnership or limited liability successors thereto.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means Loans of the same Type made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
"Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP; provided that any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.
"Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an LC Issuer or Swingline Lender (as applicable) and the Lenders, as collateral for LC Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the LC Issuers or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) such LC Issuers or Swingline Lender (as applicable). "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means Investments in:
(a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;
(b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by either Rating Agency;
(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;
(d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

(e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means any of the following shall occur (a) the failure of Energy Transfer Equity, L.P. or Energy Transfer Partners, L.P. to own, directly or indirectly, at least 51% of the Equity Interests of the MLP General Partner which Equity Interests are entitled to vote for the board of directors or equivalent governing body of the MLP General Partner, (b) the failure of the MLP General Partner to be the sole general partner of the MLP, (c) the failure of the MLP to own, free of all Liens, directly or indirectly, 100% of the general partner interests in the Borrower and 100% of the limited partner interests in the Borrower, (d) the management of the MLP or of the Borrower is no longer controlled by either Energy Transfer Equity, L.P. or Energy Transfer Partners, L.P., or (e) the first day on which a majority of the members of the board of directors of the MLP General Partner are not Continuing Directors.
"Citigroup" means Citigroup Global Markets Inc.
"Closing Date" means the first date all the conditions precedent in Section 4.01 and Section 4.02 are satisfied or waived in accordance with Section 10.01.
"Code" means the Internal Revenue Code of 1986, together with all rules and regulations promulgated with respect thereto.
"Commercial Operation Date" means the date on which a Material Project is substantially complete and commercially operable.
"Commission" means the United States Securities and Exchange Commission.
"Commitment" means, as to each Lender, its obligation (a) to make Revolving Credit Loans to the Borrower pursuant to Section 2.01, and (b) to purchase participations in LC Obligations and Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the Commitment amount set forth opposite such Lender’s name on Schedule 1 or in the Assignment and Assumption or commitment increase agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Commitment Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.16, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of each LC Issuer to make LC Credit Extensions pursuant to Section 8.02.
"Compliance Certificate" means a certificate substantially in the form of Exhibit B.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries. Notwithstanding the foregoing, when used in reference to the MLP and its subsidiaries, "Consolidated" shall exclude the effect on the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of the MLP and its subsidiaries of all Unrestricted Subsidiaries, determined as if none of the MLP, the Borrower or any of its subsidiaries held any Equity Interest in Unrestricted Subsidiaries.
"Consolidated EBITDA" means, for any period (without duplication), Consolidated Net Income for such period, plus (a) each of the following to the extent deducted in determining such Consolidated Net Income (i) all Consolidated Interest Expense, (ii) all income taxes (including any franchise taxes to the extent based upon net income) of the MLP and its Subsidiaries for such period, (iii) all depreciation and amortization (including amortization of intangible assets) of the MLP and its Subsidiaries for such period, (iv) any other non-cash charges or losses of the MLP and its Subsidiaries for such period (including any non-cash losses resulting from the impairment of long-lived assets, goodwill or intangible assets), and (v) all transaction fees and expenses for acquisitions, investments, dispositions and equity or debt offerings, minus (b) each of the following (i) all non-cash items of income or gain of the MLP and its Subsidiaries which were included in determining such Consolidated Net Income for such period, and (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in determining Consolidated Net Income. Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:
(1) If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated EBITDA is determined, the MLP or any Subsidiary shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into any Person (other than a Subsidiary), or shall have made any disposition of Equity Interests or an acquisition of Equity Interests, at the Borrower’s option, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the MLP and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.
(2) Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments in respect of any Material Project of the MLP and its Subsidiaries applicable to such period.
"Consolidated Funded Indebtedness" means as of any date, the sum of the following (without duplication): (a) all Indebtedness which is classified as "long-term indebtedness" on a Consolidated balance sheet of the MLP and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as "long-term indebtedness" at the creation thereof, (b) Indebtedness for borrowed money of the MLP or any of its Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) Capital Lease Obligations of the MLP or any of its Subsidiaries, and (d) all Indebtedness in respect of any Guarantee by the MLP or any of its Subsidiaries of Indebtedness of any Person other than the MLP or any of its Subsidiaries, but excluding (i) Performance Guaranties and (ii) obligations of the MLP or any Subsidiaries under Hybrid Securities; provided, however, that Consolidated Funded Indebtedness (A) shall not include at the Borrower’s option, Excluded Inventory Indebtedness, and (B) shall include only those liabilities under the Contingent Residual Support Agreements that would be required under the loss contingency recognition principles in FASB ASC 420-20-25 to be reflected on the Consolidated balance sheet of the MLP on the date of determination.
"Consolidated Interest Expense" means, for any period, (a) all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s)) during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income during such period, after giving effect to all interest rate Hedging Contracts, and (b) all realized gains or losses in respect of interest rate Hedging Contracts.
"Consolidated Net Income" means, for any period (without duplication), the MLP’s and its Subsidiaries’ gross revenues for such period, minus the MLP’s and its Subsidiaries’ expense and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis. Consolidated Net Income shall be adjusted to exclude the effect of (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, (c) any non-cash gains or losses resulting from mark to market activity as a result of FASB ASC 815, (d) net income of any Subsidiary to the extent, but only to the extent, that the declaration or payment of cash Distributions by such Subsidiary of such net income is not, as of the date of determination, permitted by the operation of the terms of its charter or any Contractual Obligation, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (e) income or losses attributable to (i) Unrestricted Subsidiaries, their subsidiaries and Equity Interests owned by them in other entities, (ii) unconsolidated Subsidiaries, (iii) Joint Ventures, and (iv) any Person accounted for by the equity method of accounting or any other Person that is not a Subsidiary, provided that Consolidated Net Income shall include any cash distributions received by the MLP or its Subsidiaries from (I) Unrestricted Subsidiaries, their subsidiaries and Equity Interests owned by them in other entities, (II) unconsolidated Subsidiaries, (III) Joint Ventures, or (IV) any Person accounted for by the equity method of accounting or any other Person that is not a Subsidiary, in each case during such period (adjusted as provided in the following clauses (1) and (2) of this definition). The amount of Consolidated Net Income attributable to cash distributions with respect to any Person referred to in clause (e) (including in respect of any newly-acquired Equity Interests owned by the MLP or any Subsidiary in respect of any Person that is an Unrestricted Subsidiary, an unconsolidated Subsidiary or Joint Venture, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary) shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:
(1) If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated Net Income is determined, such Person shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into another Person (other than a Subsidiary), or shall have made any disposition or an acquisition of Equity Interests, Consolidated Net Income shall be calculated giving pro forma effect to the cash distributions that would have been made to the MLP or its Subsidiaries as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the MLP and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed; and
(2) Consolidated Net Income shall be increased by the amount of any projected cash distributions from such Person attributable to any applicable Material Project EBITDA Adjustments in respect of any Material Project of such Person applicable to such period.
"Consolidated Net Tangible Assets" means, at any date of determination, the total amount of Consolidated assets of the MLP and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the MLP and its Subsidiaries for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.
"Contingent Obligor" has the meaning specified in the definition of "Contingent Residual Support Agreements".
"Contingent Residual Support Agreements" means any agreement entered into by the MLP or any of its subsidiaries (the "Contingent Obligor"), in which the Contingent Obligor agrees to provide contingent residual support with respect to obligations (the "Original Obligation") of another Person (the "Original Obligor"); provided that, the Contingent Obligor is required to make a payment pursuant to such agreement only to the extent that the obligee on the Original Obligation cannot obtain repayment of the Original Obligation from the Original Obligor after exhausting all other remedies and recourse available to such obligee.
"Continue," "Continuation," and "Continued" shall refer to the continuation pursuant to Section 2.04 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
"Continuing Directors" means, as of any date of determination, any member of the board of directors of the MLP General Partner who:
(a)    was a member of such board of directors on the Closing Date; or
(b)    was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Convert," "Conversion," and "Converted" shall refer to a conversion pursuant to Section 2.04 or Article III of one Type of Loan into another Type of Loan.
"Credit Extension" means each of the following: (a) a Borrowing that is not a Continuation or Conversion, and (b) a LC Credit Extension.
"Daily Floating Eurodollar Loan" means a Swingline Loan that bears interest at a rate based upon the Daily Floating Eurodollar Rate.
"Daily Floating Eurodollar Rate" means, with respect to any Swingline Loan that is a Daily Floating Eurodollar Loan, a rate of interest determined by reference to the Fixed Period Eurodollar Rate for a one (1) month interest period that would be applicable for a Revolving Credit Loan, as that rate may fluctuate in accordance with changes in the Fixed Period Eurodollar Rate as determined on a day-to-day basis.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United

States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means, at the time in question, (a) for any Eurodollar Loan (up to the end of the applicable Interest Period), two percent (2%) per annum plus the interest rate (including the Applicable Rate) then in effect for such Loan, (b) for each Base Rate Loan or LC Obligation, two percent (2%) per annum plus the Applicable Rate for Base Rate Loans plus the Base Rate then in effect or (c) for each Letter of Credit, the Letter of Credit Fee otherwise applicable to such Letter of Credit plus two percent (2%) per annum; provided, however, the Default Rate shall never exceed the Maximum Rate.
"Default Rate Period" means (i) any period during which any Event of Default specified in Section 8.01(a), (b) or (i) is continuing and (ii) upon the request of the Required Lenders, any period during which any other Event of Default is continuing.
"Defaulting Lender" means, subject to Section 2.20(b) , any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any LC Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such

Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)2.20(a)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, the Swingline Lender and each Lender.
"Disclosure Schedule" means Schedule 2 hereto.
"Distribution" means, as to any Person, with respect to any Equity Interests issued by such Person, (a) the retirement, redemption, purchase or other acquisition for value of any such Equity Interests, (b) the declaration or payment of any dividend on or with respect to any such Equity Interests, and (c) any other payment by such Person with respect to such Equity Interests.
"Dollar" and "$" mean lawful money of the United States.
"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and each LC Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the MLP or any of the MLP’s Affiliates or Subsidiaries.
"Environmental Laws" means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974, together with all rules and regulations promulgated with respect thereto.

"ERISA Affiliate" means the MLP and its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such entity, are treated as a single employer under Section 414 of the Code.
"ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any of the MLP or any Subsidiary has a fixed or contingent liability.
"Eurodollar Loan" means a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan. Each reference to a Eurodollar Loan when used in connection with Revolving Credit Loans shall mean a Fixed Period Eurodollar Loan. Each reference to a Eurodollar Loan when used in connection with Swingline Loans shall mean a Daily Floating Eurodollar Loan.
"Eurodollar Rate" means the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate, as the case may be.
"Event of Default" has the meaning given to such term in Section 8.01.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Inventory Indebtedness" means Indebtedness of the MLP, the Borrower or any Subsidiary (whether under this Agreement or other Indebtedness permitted to be incurred under the terms of this Agreement) incurred to finance the purchase or holding by one or more of the MLP, the Borrower or any Subsidiary of inventories of Petroleum Products held in storage at an Approved Location for sale and delivery in the ordinary course of business, that is designated by the MLP as Excluded Inventory Indebtedness, subject to the following conditions: (i) the MLP will designate the amount of Indebtedness that is Excluded Inventory Indebtedness in connection with each determination of Consolidated Funded Indebtedness, (ii) the aggregate amount of Excluded Inventory Indebtedness on any day shall not exceed the value of inventory then owned by the MLP, the Borrower or any Subsidiary on such day which is held in storage at an Approved Location for sale and delivery in the ordinary course of business and with respect to which the price has been hedged to substantially eliminate price risk in compliance with the Risk Management Policy, the value of such inventory determined based on the price as so hedged and any margin calls relating to such hedges, and (iii) the aggregate amount of Excluded Inventory Indebtedness on any day shall not exceed $500,000,000.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits and similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Laws in effect on the date on which (i) such Lender becomes a party hereto

(other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
"Existing Credit Agreements" means the Borrower Existing Credit Agreement and the Sunoco Partners Marketing Existing Credit Agreement.
"Existing Letters of Credit" means the Letters of Credit (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement by issuers that are LC Issuers as defined in this Agreement and that are that are outstanding on the Closing Date. The Existing Letters of Credit shall constitute Letters of Credit for purposes of this Agreement.
"Facility Fee" has the meaning set forth in Section 2.12(b).
"Facility Usage" means, at the time in question, the aggregate amount of outstanding Loans and LC Obligations at such time.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
"Fee Letters" means, collectively, (a) the letter agreement, dated October 23, 2013, among the Borrower and the Arrangers, and (b) the letter agreement, dated October 23, 2013, between the Borrower and Citigroup.
"First Purchaser Payables" means statutory Liens in favor of a seller of Petroleum Products to secure the payment of the purchase price thereof, including but not limited to statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma or any other state.

"Fiscal Quarter" means a fiscal quarter of the MLP, ending on the last day of March, June, September or December.
"Fiscal Year" means a fiscal year of the MLP ending on December 31.
"Fitch" means Fitch, Inc., or its successor.
"Fixed Period Eurodollar Loan" means a Loan or portion of a Loan that bears interest at a rate based on the Fixed Period Eurodollar Rate.
"Fixed Period Eurodollar Rate" means:
(a)    for any Interest Period with respect to any Eurodollar Loan, the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor or substitute page as determined by the Administrative Agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor or substitute page as determined by the Administrative Agent) at approximately 11:00 a.m., London time, on such date for a term of one month commencing on that day.
"Foreign Lender" means any Lender or LC Issuer that is not a U.S. Person.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to a LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"GAAP" means those generally accepted accounting principles and practices in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the MLP and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the

Initial Financial Statements. If any change in any such accounting principle or practice is required in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the MLP or with respect to the MLP and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the MLP, the Borrower and Required Lenders agree to such change insofar as it affects the accounting of the MLP and its Consolidated Subsidiaries.
"General Partners" means the Borrower General Partner and the MLP General Partner.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term "Guarantee" shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such primary obligation, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited. The term "Guarantee" as a verb has a corresponding meaning.
"Guarantor" means the MLP.

"Guaranty" means that certain Guaranty, substantially in the form of Exhibit E hereto, dated as of even date herewith made by the Guarantor in favor of the Administrative Agent on behalf of the Lenders and the LC Issuers guaranteeing the Obligations.
"Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
"Hedging Contract" means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
"Hybrid Securities" means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities with maturities of at least 20 years issued either by the MLP or by wholly owned special purpose entities that are Subsidiaries.
"Increase Effective Date" has the meaning given to such term in Section 2.17(a).
"Indebtedness" of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.01(g) only, all obligations of such Person in respect of Hedging Contracts.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Indemnitee" or "Indemnitees" has the meaning given to such term in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.

"Initial Financial Statements" means (i) the audited Consolidated annual financial statements of the MLP as of December 31, 2012 and (ii) the unaudited interim Consolidated quarterly financial statements of the MLP as of September 30, 2013.
"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan and other than a Daily Floating Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date; and (c) as to any Daily Floating Eurodollar Loan, the last Business Day of each calendar month and the Maturity Date.
"Interest Period" means, (a) as to each Fixed Period Eurodollar Loan, the period commencing on the date such Fixed Period Eurodollar Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Loan and ending on the date one, two, three or six months thereafter (or twelve months thereafter or less than one month, in either case if consented to by all the Lenders), as selected by the Borrower in its Loan Notice, or (b) as to any Daily Floating Eurodollar Loan, the period commencing on the date such Daily Floating Eurodollar Loan commences and ending on the date one month thereafter; provided that: (i) any Interest Period applicable to a Fixed Period Eurodollar Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period applicable to a Daily Floating Eurodollar Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; (iii) any Interest Period pertaining to a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iv) no Interest Period shall extend beyond the Maturity Date.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, or a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture, and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.
"IRS" means the United States Internal Revenue Service.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Laws & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the LC Application, and any other document, agreement and instrument entered into by a LC Issuer and the Borrower (or any Subsidiary) or in favor of such LC Issuer and relating to any such Letter of Credit.
"Joint Venture" means a Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia, in which one of more Loan Parties holds, directly or indirectly, an Equity Interest, and that is not a Subsidiary or Unrestricted Subsidiary.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"LC Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by a LC Issuer.
"LC Conditions" has the meaning given to such term in Section 2.07(g).
"LC Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"LC Issuer" means each of Citibank, N.A., Barclays Bank PLC, PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., TD Bank, N.A., and Wells Fargo Bank, N.A. in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and one or more other Lenders selected by the Borrower who agree to act as an issuer of Letters of Credit and are approved by Administrative Agent in its reasonable discretion. As used herein, the terms "LC Issuer" and "the LC Issuer" shall mean "each LC Issuer" or "the applicable LC Issuer," as the context may require.
"LC Issuer Commitment" means (a) with respect to each LC Issuer as of the Closing Date, $50,000,000, or such other amount as shall be agreed after the Closing Date in writing by such LC Issuer and the Borrower (with prompt notice to the Administrative Agent), and (b) with respect to any Lender which agrees to be a LC Issuer after the Closing Date, the aggregate face amount of Letters of Credit that such LC Issuer has agreed in writing to issue pursuant to a written agreement between such LC Issuer and the Borrower (with prompt notice thereof to the Administrative Agent).
"LC Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Matured LC Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" has the meaning given to such term in the introductory paragraph hereto. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
"Letter of Credit" means any standby letter of credit denominated in Dollars issued hereunder and shall include the Existing Letters of Credit.
"Letter of Credit Expiration Date" means the day that is five Business Days prior to the end of the Commitment Period of the applicable LC Issuer (or if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Fee" has the meaning specified in Section 2.12(c).
"Letter of Credit Sublimit" means an amount equal to $300,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Leverage Ratio" means the ratio of (a) Consolidated Funded Indebtedness outstanding on the specified date to (b) Consolidated EBITDA for the specified four Fiscal Quarter period.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
"Loan Documents" means this Agreement, each Note, the Guaranty, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.19 of this Agreement, the Fee Letters, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
"Loan Notice" means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.04, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit C.
"Loan Parties" means, collectively, the Borrower and the Guarantor.
"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Credit Loans and the Swingline Loans.

"Material Adverse Effect" means a material adverse change in, or a material adverse effect on (i) the results of operations, business, financial condition or assets of the MLP and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower and the MLP, collectively, to perform their obligations under the Loan Documents, or (iii) the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document.
"Material Project" means, in respect of a Person, the construction or expansion of any capital project of such Person with multi-year customer contracts, the aggregate capital cost of which is reasonably expected by the Borrower to exceed $30,000,000.
"Material Project EBITDA Adjustments" shall mean, with respect to each Material Project of a Person:
(A)    prior to the Commercial Operation Date of a Material Project (and including the Fiscal Quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the Borrower (and approved by the Administrative Agent) as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period (except that an annualized amount may be proposed by the Borrower for a particular project for a particular period and, if approved by Required Lenders, shall be used) following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Fiscal Quarter in which construction or expansion of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and
(B)    beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, may, at the Borrower’s option, be added to actual Consolidated EBITDA for such Fiscal Quarters.
Notwithstanding the foregoing:

(i)    no such additions shall be allowed with respect to any Material Project unless:
(a)    not later than 20 days (or such shorter time period as may be agreed by the Administrative Agent) prior to the delivery of a certificate required by the terms and provisions of Section 6.01(b) if Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.10, the Borrower shall have delivered to the Administrative Agent a proposed determination of Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project and (ii) projections of Consolidated EBITDA attributable to such Material Project, along with a reasonably detailed explanation of the basis therefor, and
(b)    prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and
(ii)    the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the MLP and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
"Material Subsidiary" means any Subsidiary that is a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on any date of determination.
"Matured LC Obligations" means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).
"Maturity Date" means November 19, 2018, as may be extended pursuant to Section 2.18.
"Maximum Rate" has the meaning given to such term in Section 10.09.
"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of the LC Issuers and the Swingline Lender with respect to Letters of Credit or Swingline Loans issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent, the applicable LC Issuers and the Swingline Lender in their sole discretion.
"MLP General Partner" means Sunoco Partners LLC, a Pennsylvania limited liability company, or the corporate, partnership or limited liability successors thereto.
"Moody’s" means Moody’s Investors Service, Inc., or its successor.
"New Lenders" has the meaning given to such term in Section 2.17(a).

"Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any of the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any of the Borrower thereof of any proceeding under any Debtor Relief Laws naming it as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).
"Participant" has the meaning given to such term in Section 10.06(d).
"Participant Register" has the meaning specified in Section 10.06(d).
"Patriot Act" has the meaning specified in Section 10.19.
"Performance Guaranties" means, collectively, guaranties by the MLP or any of its Subsidiaries of obligations of any Unrestricted Subsidiary (but not of Indebtedness of any Unrestricted Subsidiary) not to exceed in the aggregate amount outstanding of $100,000,000 at any time.
"Permitted Lien" has the meaning given to such term in Section 7.02.
"Permitted Priority Debt" means (i) Indebtedness of a Subsidiary, whether or not secured, other than Indebtedness permitted under subsections (a) through (f) of Section 7.01 and (ii) Indebtedness of the MLP or any Subsidiary secured by Liens on property of the MLP or any Subsidiary, other than Liens permitted under subsections (a) through (n) of Section 7.02, not to exceed at any one time outstanding in the aggregate under clause (i) and (ii), but without duplication, an aggregate principal amount equal to 20% of Consolidated Net Tangible Assets.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Petroleum Products" means crude oil, condensate, intermediaries, distillates, natural gas, natural gas liquids (NGLs), liquefied petroleum gases (LPGs), refined petroleum products or any blend thereof.
"Platform" has the meaning specified in Section 6.02.
"Present and Related Businesses" means all businesses engaged in by the MLP or any of its Subsidiaries as of the Closing Date, including the storage, marketing, blending, gathering, transportation and distribution of hydrocarbons, and businesses related thereto.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Public Lender" has the meaning specified in Section 6.02.
"Quarterly Testing Date" means the last day of each Fiscal Quarter.
"Rating" means, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced long-term debt of the MLP.
"Rating Agency" means Fitch, S&P or Moody’s.
"Recipient" means (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.
"Register" has the meaning given to such term in Section 10.06(c).
"Related Parties" means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
"Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of each LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
"Responsible Officer" of a Loan Party means the chief executive officer, president, chief financial officer, or treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity.
"Revolving Credit Loan" means a Loan made pursuant to Section 2.01.
"Risk Management Policy" means the Risk Management Policy of the MLP in effect on the date of this Agreement as amended from time to time.
"S&P" means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or its successor.
"Specified Acquisition" means an acquisition of assets, Equity Interests, operating lines or divisions by the MLP, the Borrower, a Subsidiary, an Unrestricted Subsidiary or a Joint Venture for a purchase price of not less than $100,000,000.
"Specified Acquisition Period" means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, (b) the date designated by the Borrower as the termination date of such Specified Acquisition Period, or (c) the Quarterly Testing Date on which the Borrower is in compliance with Section 7.10 as such compliance is determined as if such period was not a Specified Acquisition Period; provided, in the event the Leverage Ratio exceeds 5.00 to 1.00 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition Period with respect thereto on such last day of such Fiscal Quarter, and provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 5.00 to 1.00; and provided further with respect to a Specified Acquisition by an Unrestricted Subsidiary or a Joint Venture, a Specified Acquisition Period may be elected by the Borrower (or may be deemed elected by the Borrower) only if the consideration for such Specified Acquisition is raised by the MLP or a Subsidiary. Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.
"subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
"Subsidiary" means any subsidiary of the MLP, other than an Unrestricted Subsidiary.
"Sunoco Partners Marketing Existing Credit Agreement" means that certain Credit Agreement dated as of August 9, 2013, among Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, the Borrower, the Guarantor, Citibank, N.A. as administrative agent and the lenders therein named.
"Swingline Lender" means Citibank, N.A.
"Swingline Loan" means a Loan made pursuant to Section 2.02.
"Swingline Sublimit" means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Commitments. The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
"Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.
"Type" means, (a) with respect to a Revolving Credit Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Loan, and (b) with respect to a Swingline Loan, its character as a Base Rate Loan or a Daily Floating Eurodollar Loan.
"United States" and "U.S." mean the United States of America.
"Unrestricted Subsidiaries" means any subsidiary of the MLP, including any subsidiary of the Borrower, which is designated as an Unrestricted Subsidiary pursuant to Section 6.09.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning assigned to such term in subsection (g) of Section 3.01.
"Wholly Owned Subsidiary" means, with respect to a Person, any subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by or under common control with the MLP General Partner in any such subsidiary that is a partnership and directors’ qualifying shares if applicable.
"Withholding Agent" means the Borrower and the Administrative Agent.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the MLP and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect any provision set forth in any Loan Document, and either a Loan Party or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such provision shall continue to be interpreted in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of any applicable ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Loans.

Subject to the terms and conditions hereof, each Lender agrees to make Revolving Credit Loans ("Revolving Credit Loans") to the Borrower upon the Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.03, 3.04 and 3.06, all Lenders are requested to make Revolving Credit Loans of the same Type in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Revolving Credit Loans, the Facility Usage does not exceed the Aggregate Commitments, and the Loans of any Lender plus such Lender’s Applicable Percentage of all LC Obligations does not exceed such Lender’s Commitment. The aggregate amount of all Revolving Credit Loans that are Base Rate Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000. The aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000. The Borrower may have no more than twelve (12) Borrowings of Eurodollar Loans outstanding at any time. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, and reborrow under this Section 2.01.
2.02    Swingline Loans.

(a)    Subject to the terms and conditions of this Agreement, the Swingline Lender agrees, in reliance on the agreement of the other Lenders in this Section 2.02, to make Swingline Loans to the Borrower from time to time during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the outstanding amount of Loans and LC Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, that (i) after giving effect to any amount requested, (x) the Facility Usage does not exceed the Aggregate Commitments, and (y) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all LC Obligations, plus such Lender’s Applicable Percentage of the outstanding amount of all Swingline Loans does not exceed such Lender’s Commitment; and (ii) the Swingline Lender has not received written notice from the Borrower or any Lender at least one (1) Business Day prior to making such Swingline Loan that one or more of the applicable conditions to Credit Extensions specified in Section 4.02 is not then satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate); and provided further that the Borrower will not use the proceeds of any Swingline Loan to refinance any existing Swingline Loan. The Borrower will have the option to choose whether each Swingline Loan is (A) a Base Rate Loan, or (B) a Daily Floating Eurodollar Loan. The aggregate amount of Swingline Loans in any Borrowing shall be a minimum of $500,000. Each Swingline Loan accruing interest at the Daily Floating Eurodollar Rate shall continue to accrue interest as a Daily Floating Eurodollar Loan at the end of each Interest Period applicable thereto unless and until (x) the Borrower has given notice of conversion to a Base Rate Loan in accordance with Section 2.04, or (y) such Swingline Loan is refunded pursuant to Section 2.02(b).

(b)    Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan. The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the Swingline Loans then outstanding. Such request shall be deemed to be a Loan Notice under Section 2.03 without regard to the minimum and multiples specified therein of the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. Each Lender shall fund its Applicable Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender, by delivery of immediately available funds to the Administrative Agent, to the account designated by the Administrative Agent, for the account of the Swingline Lender not later than 1:00 p.m. on the day specified in such a Loan Notice (or, if such Loan Notice is given after 11:00 a.m., then such delivery of funds shall be made no later than 1:00 p.m. on the next Business Day), whereupon each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.

(c)    If for any reason any Swingline Loan cannot be refinanced by such a borrowing of Base Rate Loans in accordance with Section 2.02(b), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each Lender fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.02(b) shall be deemed payment in respect of such participation. No Lender’s obligation to fund its Applicable Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Applicable Percentage of a Swingline Loan, nor shall any Lender’s Applicable Percentage be increased as a result of any such failure of any other Lender to fund its Applicable Percentage of a Swingline Loan.

(d)    If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02 by the time required by the terms hereof, the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent)

with respect to any amounts owing under this clause (d) shall be conclusive absent manifest error.

(e)    The Borrower shall pay to the Swingline Lender the amount of each Swingline Loan (unless such Swingline Loan is fully refunded by the Lenders pursuant to Section 2.02(b)): on the earliest to occur of (i) demand by the Swingline Lender and (ii) the Maturity Date applicable to the Swingline Lender. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their Applicable Percentages.

(f)    Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.02 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded). Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

2.03    Requests for New Loans.
The Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Loans to be funded by Lenders. Each such notice constitutes a "Loan Notice'' hereunder and must:
(a)    specify (i) the aggregate amount of any such Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, (ii) the aggregate amount of any such Borrowing of Fixed Period Eurodollar Loans, the date on which such Fixed Period Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period, or (iii) the aggregate amount of any such Borrowing of Swingline Loans, the date on which such Swingline Loans are to be advanced, and whether such Swingline Loans are Base Rate Loans or Daily Floating Eurodollar Loans; and
(b)    be received by the Administrative Agent not later than (i) 11:00 a.m. on the day on which any such Base Rate Loans is to be made, (ii) 3:00 p.m. on the day on which any Swingline Loan is to be made, or (iii) 11:00 a.m. on the third Business Day preceding the day on which any such Eurodollar Loans are to be made.
Each such written request or confirmation must be made in the form and substance of the Loan Notice attached as Exhibit C hereto, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice requesting Revolving Credit Loans, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Upon receipt of any such Loan Notice requesting Swingline Loans, the Administrative Agent shall give the Swingline Lender prompt notice of the terms thereof. In the case of Revolving Credit Loans, if all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly, and in no event later than 2:00 p.m., remit to the Administrative Agent, to the account designated by the Administrative Agent, the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower. In the case of Swingline Loans, unless the Swingline Lender has received notice from the Administrative Agent (including at the request of any Lender) that any condition precedent to such new Loans has not been met, the Swingline Lender will on the date requested promptly make the amount of its Swingline Loan available to the Borrower by crediting the account of the Borrower on the books of the Swingline Lender the amount of such Swingline Loan in immediately available funds. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.02(b).
2.04    Continuations and Conversions of Existing Loans.
The Borrower may make the following elections with respect to Revolving Credit Loans already outstanding: to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Revolving Credit Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Revolving Credit Loans made pursuant to one Borrowing into separate new Borrowings, provided, that (i) the Borrower may have no more than twelve (12) Borrowings of Eurodollar Loans outstanding at any time, (ii) the aggregate amount of all Base Rate Loans in any Borrowing must be equal to $1,000,000 or any higher integral multiple of $500,000, and (iii) the aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000. To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice must:
(a)    specify the existing Loans which are to be Continued or Converted;
(b)    specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)    be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.
Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Loan Notice shall be irrevocable and binding on the Borrower. During the continuance of any Event of Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect without the consent of the Required Lenders. If (due to the existence of an Event of Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Fixed Period Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Fixed Period Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.
2.05    Use of Proceeds.
The Loan Parties shall use the proceeds of all Loans (a) to refinance the Existing Credit Agreements, (b) for working capital requirements of the MLP and its Subsidiaries, (c) for purchases of common Equity Interests of the MLP or other Distributions, (d) for acquisitions of assets or Equity Interests otherwise permitted under the terms of this Agreement and (e) for general business purposes. The Letters of Credit shall be used for general business purposes of the MLP and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. Each Loan Party represents and warrants that it is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.
2.06    Repayment and Prepayments of Loans.
The Borrower shall repay to the Lenders on the Maturity Date the aggregate outstanding principal amount of Revolving Credit Loans. The Borrower may, upon three Business Days’ notice to the Administrative Agent (which notice shall be irrevocable except that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied, and the Administrative Agent will promptly give notice to the other Lenders), from time to time and without premium or penalty (other than Eurodollar Loan breakage costs, if any, pursuant to Section 3.05) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $5,000,000 or any higher integral multiple of $1,000,000. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.
2.07    Letters of Credit.
Subject to the terms and conditions hereof, during the Commitment Period the Borrower may request any LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit for the account of the Borrower or any or its Subsidiaries, provided that:
(a)    after taking such Letter of Credit into account, (i) the Facility Usage does not exceed the Aggregate Commitments at such time, (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all LC Obligations, plus such Lender’s Applicable Percentage of the outstanding amount of all Swingline Loans does not exceed such Lender’s Commitment, (iii) the outstanding amount of the LC Obligations does not exceed the Letter of Credit Sublimit, and (iv) no LC Issuer shall be required to issue or amend any Letter of Credit if the outstanding amount of the LC Obligations under Letters of Credit issued by such LC Issuer would exceed the LC Issuer Commitment of such LC Issuer;
(b)    the expiration date of such Letter of Credit is (i) prior to the Letter of Credit Expiration Date with respect to Letters of Credit not to exceed an aggregate face amount of $30,000,000, and (ii) otherwise, prior to the earlier of (A) 365 days after the issuance thereof, provided that such Letter of Credit may provide for automatic extensions of such expiration date (such Letter of Credit an "Auto-Extension Letter of Credit") for additional periods of 365 days thereafter, and (B) the Letter of Credit Expiration Date;
(c)    the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject such LC Issuer to any cost which is not reimbursable under Article III;
(d)    such Letter of Credit is in form and upon terms as shall be acceptable to such LC Issuer in its sole and absolute discretion;
(e)    no Lender is at the time of such request a Defaulting Lender or, if a Defaulting Lender then exists, such LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such LC Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which such LC Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(f)    all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied; and
(g)    LC Issuer will honor any such request if the foregoing conditions (a) through (f) (the "LC Conditions") have been met as of the date of issuance, amendment, or extension of such Letter of Credit.
2.08    Requesting Letters of Credit.
The Borrower must make written application for any Letter of Credit at least three Business Days (or such shorter period as may be agreed upon by the applicable LC Issuer) before the date on which the Borrower desires for a LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, the Borrower shall be deemed to have represented and warranted that the LC Conditions will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in the form of a LC Application appropriately completed and signed by a Responsible Officer of the Borrower. In the case of a request for an initial issuance of a Letter of Credit, such LC Application shall specify in form and detail satisfactory to the applicable LC Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the purpose and nature of the requested Letter of Credit; and (viii) such other matters as the applicable LC Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such LC Application shall specify in form and detail satisfactory to the applicable LC Issuer (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the applicable LC Issuer may require. Additionally, the Borrower shall furnish to the applicable LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable LC Issuer or the Administrative Agent may require. If all LC Conditions for a Letter of Credit have been met on any Business Day before 11:00 a.m. (or such later time as may be agreed upon by the applicable LC Issuer), the applicable LC Issuer will issue such Letter of Credit on the same Business Day at such LC Issuer’s Lending Office. If the LC Conditions are met on any Business Day on or after 11:00 a.m., the applicable LC Issuer will issue such Letter of Credit on the next succeeding Business Day at such LC Issuer’s Lending Office. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Unless otherwise directed by the applicable LC Issuer, the Borrower shall not be required to make a specific request to such LC Issuer for any extension of an Auto-Extension Letter of Credit. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that a LC Issuer shall not permit any such extension if (A) such LC Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) from the Administrative Agent, any Lender or the Borrower on or before the day that is five Business Days before the last day in which notice of non-extension for such Letter of Credit may be given that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing such LC Issuer not to permit such extension.
2.09    Reimbursement and Participations.
(a)    Reimbursement. Each Matured LC Obligation shall constitute a loan by LC Issuer to the Borrower. The Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation together with interest thereon (i) at the Base Rate plus the Applicable Rate for Base Rate Loans to and including the second Business Day after the Matured LC Obligation is incurred, subject to Section 2.09(b), and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter.
(b)    Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then the Borrower shall be deemed to have requested the Lenders make Loans to the Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such deemed request by the Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.01, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.
(c)    Participation by Lenders. Each LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and – to induce the LC Issuers to issue Letters of Credit hereunder – each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from each LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk an undivided interest equal to such Lender’s Applicable Percentage of such LC Issuer’s obligations and rights under each Letter of Credit issued by it hereunder and the amount of each Matured LC Obligation paid by such LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with each LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to such LC Issuer on demand, in immediately available funds at such LC Issuer’s Lending Office, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof which has not been reimbursed by the Borrower). Each Lender’s obligation to pay each LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to any LC Issuer pursuant to this subsection is paid by such Lender to such LC Issuer within three Business Days after the date such payment is due, such LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the greater of (i) the Federal Funds Rate and (ii) a rate determined by such LC Issuer in accordance with banking industry rules on interbank compensation.

If any amount required to be paid by any Lender to any LC Issuer pursuant to this subsection is not paid by such Lender to such LC Issuer within three Business Days after the date such payment is due, such LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate.
(d)    Distributions to Participants. Whenever a LC Issuer has in accordance with this Section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if such LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to such LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), such LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by such LC Issuer; provided, however, that if any such payment received by such LC Issuer must thereafter be returned by such LC Issuer, such Lender shall return to such LC Issuer the portion thereof which such LC Issuer has previously distributed to it.
(e)    Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by a LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse Matured LC Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuers, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable LC Issuer; provided that the foregoing shall not be construed to excuse a LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of a LC Issuer (as finally determined by a court of competent jurisdiction), such LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, a LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
2.10    No Duty to Inquire.
(a)    Drafts and Demands. Each LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. No LC Issuer is under a duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by a LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The Borrower releases each LC Issuer and each Lender from, and agrees to hold each LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer or Lender, provided only that no LC Issuer or Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.
(b)    Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased or decreased at the request of the Borrower, this Agreement shall be binding upon the Loan Parties with respect to such Letter of Credit as so extended, increased, decreased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by a LC Issuer, such LC Issuer’s correspondents, or any Lender in accordance with such extension, increase, decrease or other modification.
(c)    Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, no LC Issuer shall have a duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall any LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by a LC Issuer to any purported transferee or transferees as determined by such LC Issuer is hereby authorized and approved, and the Borrower releases each LC Issuer and each Lender from, and agrees to hold each LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer or Lender, provided only that no LC Issuer or any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.
2.11    Reserved.
2.12    Interest Rates and Fees.
(a)    Interest Rates. Unless the Default Rate shall apply, (i) each Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Rate for Base Rate Loans in effect on such day, (ii) each Fixed Period Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Fixed Period Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, and (iii) each Swingline Loan shall bear interest on each day outstanding at (A) the Base Rate plus the Applicable Rate for Base Rate Loans in effect on such day or (B) the Daily Floating Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, as applicable. During a Default Rate Period, the portion of all Loans and other Obligations that are then overdue shall bear interest on each day outstanding at the applicable Default Rate. The interest rate shall change whenever the applicable Base Rate, the Fixed Period Eurodollar Rate, the Daily Floating Eurodollar Rate or the Applicable Rate for Base Rate Loans or Eurodollar Loans changes. In no event shall the interest rate on any Loan exceed the Maximum Rate.
(b)    Facility Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with such Lender’s Applicable Percentage, a facility fee (the "Facility Fee") equal to the Applicable Rate for Facility Fees in effect on such day times the actual daily amount of Aggregate Commitments, regardless of usage, subject to adjustment as provided in Section 2.20. The Facility Fee payable to each Lender shall accrue at all times from the Closing Date until the Maturity Date for such Lender and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the Maturity Date for such Lender. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any calendar quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such calendar quarter that such Applicable Rate was in effect. The Facility Fees shall accrue at all times from and after the Closing Date, including at any time during which one or more of the conditions in Article IV is not met.
(c)    Letter of Credit Fees; Fronting Fees and Processing Charges. In consideration of a LC Issuer’s issuance of any Letter of Credit, the Borrower agrees to pay to the Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a Letter of Credit fee (the "Letter of Credit Fee") equal to the Applicable Rate for Fixed Period Eurodollar Loans then in effect (or the Default Rate during the Default Rate Period) applicable each day times the face amount of such Letter of Credit; provided, however, any Letter of Credit Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable LC Issuer pursuant to Section 2.07 shall be payable, to the maximum extent permitted by applicable Law, to the other

Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the applicable LC Issuer for its own account. The Letter of Credit Fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable in arrears on the last Business Day of each March, June, September and December. In addition, the Borrower will pay (i) directly to each LC Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it at the rate or rates agreed upon by the Borrower and such LC Issuer in the applicable Fee Letter or otherwise, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date, and (ii) to the Administrative Agent for the account of the LC Issuers such other fees and charges from time to time in effect customarily charged by such LC Issuer in respect of any issuance, presentation, amendment, negotiation or other processing of any Letter of Credit issued by it, payable quarterly in arrears on the last Business Day of each March, June, September and December.
(d)    Administrative Agent’s Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Borrower will pay fees to the Administrative Agent as described in its Fee Letter.
(e)    Calculations and Determinations. All calculations of interest chargeable with respect to the Eurodollar Rate, the Federal Funds Rate and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All calculations under the Loan Documents of interest chargeable with respect to the Prime Rate shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.
(f)    Past Due Obligations. The Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Borrower has in this Agreement promised to pay to such Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
2.13    Evidence of Debt.
(a)    Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. Such accounts or records shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.
(b)    Letters of Credit; Swingline Loans. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.14    Payments Generally; Administrative Agent’s Clawback.
(a)    General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made (i) with respect to Revolving Credit Loans, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, and (ii) with respect to Swingline Loans, to the Administrative Agent, for the account of the Swingline Lender. Each such payment shall be made, to the account designated by the Administrative Agent, in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each such payment with respect to Revolving Credit Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and

(B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or a LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or a LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)        Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.15    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.19, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower, any Subsidiary or Unrestricted Subsidiary thereof (as to which the provisions of this Section shall apply).
The Loan Parties consent to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such entity rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such entity in the amount of such participation.
2.16    Reductions in Commitment.
The Borrower shall have the right from time to time to permanently reduce the Aggregate Commitments, provided that (i) notice of such reduction is given not less than two Business Days prior to such reduction, (ii) the resulting Aggregate Commitments are not less than the Facility Usage, and (iii) each partial reduction shall be in an amount at least equal to $5,000,000 and in multiples of $1,000,000 in excess thereof. Such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice may be revoked by the Borrower

(by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.
2.17    Increase in Aggregate Commitments.
(a)    The Borrower shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Aggregate Commitments by adding to this Agreement one or more financial institutions as Lenders (collectively, the "New Lenders") or by allowing one or more Lenders to increase their respective Commitments, in each case subject to the prior approval of the Administrative Agent, each LC Issuer and the Swingline Lender (such approvals not to be unreasonably withheld or delayed); provided however that: (i) prior to and after giving effect to the increase, no Event of Default shall have occurred hereunder and be continuing, (ii) no such increase shall cause the Aggregate Commitments to exceed $2,250,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s consent, and (iv) such increase shall be evidenced by a commitment increase agreement in form and substance acceptable to the Administrative Agent and executed by the Loan Parties, the Administrative Agent, New Lenders, if any, and Lenders increasing their Commitments, if any, and which shall indicate the amount and allocation of such increase in the Aggregate Commitments and the effective date of such increase (the "Increase Effective Date"). Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable commitment increase agreement shall be a "Lender" for all purposes under this Agreement on the applicable Increase Effective Date. The Borrower shall borrow and prepay Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans of each Lender ratable with such Lender’s revised Applicable Percentage after giving effect to any nonratable increase in the Aggregate Commitments under this Section.
(b)    As a condition precedent to each increase pursuant to subsection (a) above, the Borrower shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance satisfactory to the Administrative Agent:
(i)    a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower certifying that each of the conditions to such increase set forth in this Section shall have occurred and been complied with and that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality) on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (B) no Event of Default exists;

(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible

Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement, and such documents and certifications as the Administrative Agent may require to evidence that the Borrower is validly existing and in good standing in its jurisdiction of organization; and

(iii)    a favorable opinion of counsel to the Loan Parties, relating to such increase agreement, addressed to the Administrative Agent and each Lender.

2.18    Extension of Maturity Date; Removal of Lenders.
(a)    Subject to the remaining terms and provisions of this Section 2.18, the Borrower shall have the option to twice extend the Maturity Date for a period of one year (each such option shall be referred to herein as an "Extension Option"). In connection with the Extension Option, the Borrower may, by written notice to the Administrative Agent (a "Notice of Extension"), not later than 30 days prior to the then effective Maturity Date, advise the Lenders that it requests an extension of the then effective Maturity Date (such then effective Maturity Date being the "Existing Maturity Date") by one year, effective on the Existing Maturity Date. The Administrative Agent will promptly, and in any event within five Business Days of the receipt of any such Notice of Extension, notify the Lenders of the contents of each such Notice of Extension.
(b)    Each Notice of Extension shall (i) be irrevocable and (ii) constitute a representation by the Borrower that (A) no Event of Default or Default has occurred and is continuing, and (B) the representations and warranties contained in Article V are correct in all material respects (except that such materiality qualifier shall not apply to the extent that any such representation or warranty is qualified by materiality) on and as of the date Borrower provides any Notice of Extension, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct in all material respects as of such earlier date).
(c)    In the event a Notice of Extension is given to the Administrative Agent as provided in Section 2.18(a) and the Administrative Agent notifies a Lender of the contents thereof, such Lender shall, on or before the day that is 15 days following the date of Administrative Agent’s receipt of said Notice of Extension, advise the Administrative Agent in writing whether or not such Lender consents to the extension requested thereby and if any Lender fails so to advise the Administrative Agent, such Lender shall be deemed to have not consented to such extension. If the Required Lenders so consent (the "Consenting Lenders") to such extension, which consent may be withheld in their sole and absolute discretion, the Maturity Date and the Commitments of the Consenting Lenders shall be automatically extended to the same date in the year following the Existing Maturity Date,(the "Extended Maturity Date") and the Maturity Date as to any and all Lenders who have not consented (the "Non-Consenting Lenders") shall remain as the Existing Maturity Date, subject to Section 2.18(d). On the Existing Maturity Date applicable to each Non-Consenting Lender, all or any part of such Non-Consenting Lenders’ Applicable Percentage of the outstanding amount of LC Obligations shall be reallocated among the Consenting Lenders in accordance with their respective Applicable Percentages (calculated without regard to the Non-

Consenting Lenders’ Commitments) but only to the extent that such reallocation does not cause, with respect to any Consenting Lender, the aggregate outstanding amount of the Loans of such Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all LC Obligations, plus such Lender’s Applicable Percentage of the outstanding amount of all Swingline Loans to exceed such Lender’s Commitments as in effect at such time. If the reallocation described in the preceding sentence cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the LC Obligations to the extent that, after giving effect to the reallocation pursuant to the preceding sentence and the payment required by the preceding sentence, the outstanding amounts of all Loans and LC Obligations do not exceed the Commitments of the Consenting Lenders. The amount of Cash Collateral provided by the Borrower pursuant to this sentence shall reduce the Non-Consenting Lenders’ Applicable Percentage of the outstanding amount of LC Obligations (after giving effect to any partial reallocation above) on a pro rata basis; and each Non-Consenting Lender’s Commitment to make Loans, purchase participations in Swingline Loans, and purchase participations in LC Obligations with respect to Letters of Credit issued after such Existing Maturity Date shall terminate. On the Existing Maturity Date applicable to each Non-Consenting Lender, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required by Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentage of the respective Lenders applicable on such date.
(d)    The Borrower may replace any Non-Consenting Lender at any time on or before the Existing Maturity Date with an assignee (including, for the avoidance of doubt, with a Consenting Lender) in accordance with and subject to Section 10.13 and Section 10.06, including consents required under Section 10.06, provided that such assignee has consented to the extension of the Existing Maturity Date to the Extended Maturity Date then in effect, and upon such replacement, the Maturity Date with respect to the Loans and Commitments of such replacement Lender shall be the Extended Maturity Date.
(e)    If all of the Commitments of the Non-Consenting Lenders are not replaced on or before the Existing Maturity Date, then the Commitments of each Non-Consenting Lender not so replaced shall terminate on the Existing Maturity Date, and the Borrower shall fully repay on the Existing Maturity Date the Loans (including, without limitation, all accrued and unpaid interest and unpaid fees), if any, of such Non-Consenting Lenders, which shall reduce the aggregate Commitments accordingly. Following the Existing Maturity Date, the Non-Consenting Lenders shall have no further obligations under this Agreement, including, without limitation, that such Non-Consenting Lenders shall have no obligation to purchase participations in Letters of Credit.
(f)    In the event that any Non-Consenting Lender is a LC Issuer and any one or more Letters of Credit issued by such LC Issuer under this Agreement remain outstanding on such LC Issuer’s Maturity Date, the Borrower shall deposit cash collateral with such LC Issuer in an amount equal to the aggregate face amount of such Letters of Credit upon terms reasonably satisfactory to such LC Issuer to secure the Borrower’s obligations to reimburse for drawings under such Letters of Credit or make other arrangements satisfactory to such LC Issuer with respect to such Letters of Credit including providing other credit support.
2.19    Cash Collateral

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or a LC Issuer (i) if such LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Expiration Date, any LC Obligation of such LC Issuer for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding LC Obligations of such LC Issuer in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, a LC Issuer or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount not less than the Minimum Collateral Amount to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citibank, N.A. or an Affiliate thereof, provided that Administrative Agent may invest any Cash Collateral provided by the Borrower in such Cash Equivalents as the Administrative Agent may choose in its sole discretion. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the LC Issuers and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, Cash Equivalents, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.02, 2.07, 2.20 or 8.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.192.19(d) may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the LC Issuers or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.20    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any LC Issuer or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any LC Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swingline Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, any LC Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such

Loans or Matured LC Obligations were made or created at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (x) the outstanding principal amount of the Revolving Credit Loans funded by it, and (y) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C)    With respect to any Facility Fee or Letter of Credit Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.02 and 2.09, the "Applicable Percentage" of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, the conditions set forth in Section 4.02 are satisfied; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the LC Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.
(a)    Defined Terms. For purposes of this Section 3.01, the term "Lender" includes the LC Issuers and the term "applicable Law" includes FATCA.
(b)    Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Recipient by a Withholding Agent, then the applicable Withholding

Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower.  Without duplication of Section 3.01(b), the Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, that the Borrower shall not be required to indemnify any Recipient for any penalties, interest and reasonable expenses arising solely from (i) such Recipient’s failure to notify the Borrower of such Indemnified Taxes within 180 days after such Recipient has actual knowledge of such Indemnified Taxes or (ii) such Recipient’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.  (i) If any Lender or the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Administrative Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    if any Lender or the Administrative Agent is a U.S. Person, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    if any Foreign Lender or an Administrative Agent that is not a U.S. Person is legally entitled to do so, it shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender or Administrative Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(ii)     executed originals of IRS Form W-8ECI;
(iii)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or
(iv)     to the extent a Foreign Lender or Administrative Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender or Administrative Agent that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02    Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates.
If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Costs; Reserves on Eurodollar Loans.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any LC Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such LC Issuer or other Recipient, the Borrower will pay to such Lender, such LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements.  If any Lender or any LC Issuer determines that any Change in Law affecting such Lender or such LC Issuer or any Lending Office of such Lender or such Lender’s or such LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such LC Issuer’s capital or on the capital of such Lender’s or such LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such LC Issuer’s policies and the policies of such Lender’s or such LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement.  Any Lender or LC Issuer that makes a demand for additional amounts under this Section 3.04 shall deliver to the Borrower a certificate setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, and setting forth in reasonable detail the basis for calculating such amounts, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender or such LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests.  Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Fixed Period Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Loan made by it at the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any LC Issuer, or any Governmental Authority for the account of any Lender or any LC Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such LC Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such LC Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such LC Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such LC Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any LC Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension.  The obligation of the LC Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent shall have received all of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
(i)    counterparts of this Agreement executed by the Borrower, the Guarantor and each Lender;

(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)    counterparts of the Guaranty executed by the Guarantor;

(iv)    such certificate of resolutions or other action, incumbency certificate and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and the General Partners are duly organized or formed, and that each Loan Party and each General Partner is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation;

(vi)    a favorable opinion of (A) Latham & Watkins LLP, counsel to each Loan Party and the General Partners, and (B) the Vice President, General Counsel and Secretary of the MLP General Partner, in each case in form and substance satisfactory to Administrative Agent and the Lenders, addressed to the Administrative Agent and each Lender;

(vii)    a certificate of a Responsible Officer of each Loan Party, (A) either (i) certifying that all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, are in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required; and (B) certifying as to the matters set forth in clauses (A), (B) and (C) below;

(A)    the representations and warranties of each Loan Party set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any such representation or warranty is qualified by materiality) on the Closing Date, both before and after giving effect to any Credit Extension being made on such date;

(B)    no Default shall exist on the Closing Date, before and after giving effect to any Credit Extension being made on such date; and

(C)    there does not exist any pending or threatened (i) proceeding under any Debtor Relief Law in respect of any Loan Party or any Subsidiary, or (ii) litigation or other proceeding in respect of the initial Credit Extension or that could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)    evidence that (A) all Loans under and as defined in the Borrower Existing Credit Agreement shall have been or shall concurrently be repaid in full or refinanced with Loans under this Agreement, together with accrued interest thereon and any accrued fees due, and the commitments of the lenders thereunder shall have been or shall concurrently be terminated, (B) all Loans under and as defined in the Sunoco Partners Marketing Existing Credit Agreement shall have been or shall concurrently be repaid in full, together with accrued interest thereon and any accrued fees due, and the commitments of the lenders thereunder shall have been or shall concurrently be terminated; and

(ix)    the Initial Financial Statements.

(b)    Any fees required to be paid on or before the Closing Date shall have been paid.
(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions.  No Lender has any obligation to make any Credit Extension (including its first), and no LC Issuer has any obligation to make any LC Credit Extension (including its first), unless the following conditions precedent have been satisfied:
(a)    The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any such representation or warranty is qualified by materiality) on and as of the date of such Credit Extension, both before and after giving effect to such Credit Extension, provided, however, for purposes of this Section 4.02, (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (ii) the representations and warranties contained in Section 5.06(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01 and (iii) the representation and warranty contained in Section 5.06(b) shall not need to be true and correct on any date after the date of the initial Credit Extension; and
(b)    At the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing.
(c)    An executed Loan Notice or LC Application shall have been received by the Administrative Agent.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the MLP represents and warrants to each Lender that:
5.01    No Default. No event has occurred and is continuing which constitutes a Default.
5.02    Organization and Good Standing. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Loan Party and each Subsidiary is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
5.03    Authorization. Each Loan Party has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.
5.04    No Conflicts or Consents. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, the performance each Loan Party of its respective obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of such Loan Party or any General Partner, or (3) any material Contractual Obligation, judgment, license, order or permit applicable to or binding upon such Loan Party, any Subsidiary or any General Partner, (ii) result in the acceleration of any Indebtedness owed by any Loan Party, any of its Subsidiaries, any of its Unrestricted Subsidiaries, or any General Partner, or (iii) result in or require the creation of any Lien upon any assets or properties of any Loan Party, any of its Subsidiaries or any General Partner, except, in each case, with respect to the preceding clauses (i) through (iii), as could not reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Loan Party of any Loan Document or to consummate any transactions contemplated by the Loan Documents. No Loan Party or any Subsidiary is in breach of or in default under any instrument, license or other agreement applicable to or binding upon such entity, which breach or default has had, or could reasonably be expected to have a Material Adverse Effect.
5.05    Enforceable Obligations. This Agreement is, and the other Loan Documents to which each Loan Party is a party when duly executed and delivered will be, legal, valid and binding obligations of each such Loan Party enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.
5.06    Initial Financial Statements; No Material Adverse Effect.
(a)    The MLP has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements were prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end adjustments and absence of footnotes. The Initial Financial Statements fairly present in all material respects the MLP’s Consolidated financial position at the date thereof, the Consolidated results of the MLP’s operations for the periods thereof and the MLP’s Consolidated cash flows for the period thereof.
(b)     Since December 31, 2012, no event or circumstance has occurred that has had a Material Adverse Effect.
5.07    Taxes. Each Loan Party and each Subsidiary has timely filed all tax returns and reports required to have been filed and has paid all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent that any of the foregoing (i) is not yet due, is being in good faith contested as permitted by Section 6.06 or (ii) could not reasonably be expected to have a Material Adverse Effect.
5.08    Full Disclosure. No written certificate, statement or other information (other than projections and other forward looking information and information of a general economic or industry-specific nature), taken as a whole, delivered herewith or heretofore by a Loan Party to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made.
5.09    Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no actions, judgments, injunctions, orders, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of any Loan Party, threatened, by or before any Tribunal against any Loan Party or any Subsidiary or against any property of any Loan Party or any of its Subsidiaries.
5.10    ERISA. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (i) no "accumulated funding deficiency" (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.
5.11    Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.12    Environmental Compliance. Each Loan Party and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed in Schedule 5.09, they: (a) to the best of their knowledge, are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) to the best of their knowledge, are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claim for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) to the best of their knowledge, are not subject to any federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (e) have not filed any notice under any applicable Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release or Hazardous Materials into the environment where the circumstances surrounding such notice would reasonably be expected to have a Material Adverse Effect; and (f) possess, and are in compliance with, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, such authorizations would not reasonably be expected to have a Material Adverse Effect.

5.13    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged and neither will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Margin stock constitutes less than 25% of those assets of the MLP and its Consolidated Subsidiaries which are subject to any limitation on a sale, pledge or other restrictions hereunder.
(b)    No Loan Party is an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
5.14    Patriot Act, Etc.
(a)    To the extent applicable, each Loan Party and its Subsidiaries are in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No Loan Party or any Subsidiary, or to the knowledge of any Loan Party, any director or officer of any Loan Party or any Subsidiary, is subject to any sanctions administered by Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC").
(b)    No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute or provide for, or has otherwise made available to, (i) fund any activity or business in a Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions or (ii) fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions or (iii) in any other manner that will result in a violation by the MLP or any of its Subsidiaries of Sanctions. As used in this subsection (b), "Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any Sanctions, and "Sanctions" means international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any LC Issuer shall have any obligation to make any LC Credit Extension, any Loan or other Obligation (other than contingent obligations not yet due and payable) shall remain unpaid, or any Letter of Credit shall remain outstanding and shall not have been Cash Collateralized, each of the MLP and the Borrower covenants and agrees that:
6.01    Books, Financial Statements and Reports. The MLP and the Borrower will maintain and will cause their respective Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP and will furnish the following statements and reports to the Administrative Agent, for distribution to each Lender, at the Borrower’s expense:
(a)    As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of the MLP together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by independent certified public accountants selected by the MLP General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the MLP shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the MLP for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a). Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.
(b)    As soon as available, and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the MLP’s Consolidated balance sheet as of the end of such Fiscal Quarter and the MLP’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter (except in the case of the statement of cash flows) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year‑end adjustments and the absence of footnotes; provided, however, that at any time when the MLP shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the MLP for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b) for any of the first three Fiscal Quarters of a Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year.
(c)    The MLP will, together with each such set of financial statements and each set of financial statements furnished under subsections (a) and (b) of this section, furnish a Compliance Certificate, signed on behalf of the MLP by the chief financial officer, principal accounting officer or treasurer of the MLP, setting forth that such financial statements are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments and the absence of footnotes), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non‑compliance) at the end of such Fiscal Quarter with the requirements of Section 7.10, stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default. Each Compliance Certificate shall contain with respect to any financial statements relating to a period during which any Unrestricted Subsidiary is a Consolidated subsidiary of the MLP, a reasonably detailed reconciliation of each of the components reflected in the calculations of compliance with Section 7.10 to the corresponding amounts set forth in such financial statements.

(d)    If for any Fiscal Quarter, Consolidated Funded Indebtedness used by the Borrower to determine compliance with Section 7.10 excludes Excluded Inventory Indebtedness, then together with the Compliance Certificate required pursuant to subsection (c) above for such Fiscal Quarter, the MLP will furnish a report describing the Petroleum Products inventory financed with such Excluded Inventory Indebtedness, identified by location, type of Petroleum Product, volume and hedged price, certified in the Compliance Certificate as true and correct in all material respects.
(e)    Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the MLP, the Borrower or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the MLP, the Borrower or any Subsidiary with the Commission and of all press releases and other statements made available generally by the MLP, the Borrower or any of their respective Subsidiaries to the public concerning material developments; provided that the MLP and the Borrower shall be deemed to have furnished the information specified in this clause (c) above on the date that such information is posted at the MLP’s website on the Internet or at such other website as notified to the Lenders.
6.02    Other Information and Inspections. The MLP and the Borrower will furnish to the Administrative Agent any information which the Administrative Agent, at the request of any Lender, may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with businesses and operations of the MLP, the Borrower or any of their respective subsidiaries. The MLP and the Borrower will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours (which right to visit and inspect shall be limited to once during any Fiscal Year unless a Default has occurred and is continuing) any of the MLP’s or the Borrower’s property, including their books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and the MLP and the Borrower shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon prior notice to the Borrower and the MLP.
Each of the MLP and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of the Borrower and the MLP hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on DebtDomain or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the MLP, the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees to use commercially reasonable efforts to identify that portion of the

Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the MLP and the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the LC Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the MLP, Borrower or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."
6.03    Notice of Material Events. The Borrower will notify the Administrative Agent, for distribution to each LC Issuer and each Lender, promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than thirty (30) days in the case of any other subsection below, after any Responsible Officer of the MLP or of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:
(a)    the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect,
(b)    the occurrence of any Default,
(c)    the acceleration of the maturity of any Indebtedness owed by the MLP, the Borrower or any of their respective Subsidiaries or of any default by the MLP, the Borrower or any of their respective Subsidiaries under any Contractual Obligation of the MLP, the Borrower or such Subsidiary, if such acceleration or default has had or could reasonably be expected to have a Material Adverse Effect,
(d)    the occurrence of any Termination Event,
(e)    the filing of any suit or proceeding, or the assertion in writing of a claim against the MLP, the Borrower or any Material Subsidiary or with respect to the MLP’s, the Borrower’s or any Material Subsidiary’s properties which could reasonably be expected to result in liability to any one or more of the MLP, the Borrower and any Material Subsidiary in excess of $100,000,000 in the aggregate;
(f)    the occurrence of any event of default by the MLP, the Borrower or any of their respective Subsidiaries in the payment or performance of (i) any material obligations such Person is required to pay or perform under the terms of any indenture, mortgage, deed of trust, security agreement, lease, and franchise, or other agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, or (ii) any Indebtedness, to the extent, in the case of clauses (i) and (ii), such event of default could reasonably be expected to have a Material Adverse Effect; and
(g)    any announcement of any change in a Rating.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower or of the MLP setting forth details of the occurrence referred to herein and stating what action the Borrower, the MLP, Subsidiary or Material Subsidiary, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(b) shall describe with particularity any all provisions of this Agreement and if, applicable, other Loan Documents, that have been breached.
6.04    Maintenance of Properties. Except where it will not have a Material Adverse Effect, the MLP, the Borrower and each Subsidiary will (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.05    Maintenance of Existence and Qualifications. The MLP and the Borrower will maintain and preserve its existence, except where the failure is otherwise not prohibited by Section 7.03. The MLP, the Borrower and each Subsidiary will maintain and preserve its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to maintain, preserve or qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect or such failure is otherwise not prohibited by Section 7.03.
6.06    Payment of Obligations. The MLP, the Borrower and each Subsidiary will pay, before the same shall become delinquent or in default, its obligations, including tax liabilities, except where (a) the validity or amount thereof is being contested by the MLP, the Borrower or such Subsidiary in good faith by appropriate proceedings and the MLP, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.
6.07    Insurance. The MLP and the Borrower will maintain or cause to be maintained with financially sound and reputable insurers which are not affiliates of the MLP or the Borrower, insurance with respect to its properties and business and the properties and businesses of their respective Subsidiaries against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other business. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-

insurance, and, notwithstanding the foregoing provisions of this Section the MLP, the Borrower or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable Laws.
6.08    Compliance with Law. The MLP, the Borrower and each Subsidiary will comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.
6.09    Subsidiaries and Unrestricted Subsidiaries.
(a)    The MLP and the Borrower may designate any Unrestricted Subsidiary to be a Subsidiary, provided that such designation may not be made unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Subsidiaries have outstanding Indebtedness, other than Indebtedness permitted under Section 7.01, or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and Liens of the MLP, the Borrower and their respective Subsidiaries), (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (iv) the Borrower or the MLP, as applicable, has provided to the Administrative Agent a Responsible Officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions has been satisfied. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence by such Subsidiary, at the time of designation, of (x) all Indebtedness of such Subsidiary and (y) all Liens on property of such Subsidiary existing at such time.
(b)    The MLP may designate any Subsidiary of the MLP to be an Unrestricted Subsidiary, provided that all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation, and provided further that the MLP may not make such designation unless at the time of such action and immediately after giving effect thereto (i) no Default or Event of Default shall exist, (ii) all representations and warranties herein will be true and correct in all material respects if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iii) the Investment represented by such designation is permitted under Section 7.06, (iv) such Subsidiary does not, at the time of designation and does not at any time thereafter while it is an Unrestricted Subsidiary, Guarantee or otherwise become directly or indirectly liable with respect to, or grant any Liens on any of its property to secure, any Consolidated Funded Indebtedness or Excluded Inventory Indebtedness of the MLP, the Borrower or any Subsidiary, and (v) the Borrower or the MLP, as applicable, has provided to the Administrative Agent a Responsible Officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.

(c)    None of the MLP, the Borrower or any Subsidiary shall (x) guarantee or otherwise become liable in respect of any Indebtedness of, (y) grant any Lien on any of its property (other than Liens on Equity Interests of an Unrestricted Subsidiary owned by the MLP, the Borrower or such Subsidiary to secure Indebtedness of such Unrestricted Subsidiary that is non-recourse to the MLP, the Borrower and the Subsidiaries) to secure any Indebtedness of or other obligation of, or (z) provide any other form of credit support (including guarantees of performance) to, any Unrestricted Subsidiary, other than (i) Guarantees for the benefit of Unrestricted Subsidiaries not to exceed $50,000,000 at any one time outstanding and (ii) Performance Guaranties.
(d)    If, at any time, any Unrestricted Subsidiary fails to meet any of the requirements set forth in clause (b) or (c) above, it will thereafter automatically cease to be an Unrestricted Subsidiary and shall constitute a Subsidiary for all purposes of this Agreement, and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by such Subsidiary as of such date.
6.10    Use of Proceeds. The Borrower will use all proceeds of the Loans in the manner set forth in Section 2.05.
ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any LC Issuer shall have any obligation to make any LC Credit Extension, any Loan or other Obligation (other than contingent obligations not yet due and payable) shall remain unpaid, or any Letter of Credit shall remain outstanding and shall not have been Cash Collateralized, each of the MLP and the Borrower covenants and agrees that:
7.01    Indebtedness. No Subsidiary will in any manner owe or be liable for Indebtedness except:
(a)    the Obligations;
(b)    Indebtedness of any Subsidiary owing to the MLP, the Borrower or another Subsidiary;
(c)    Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(d)    Indebtedness in respect to future payment for non-competition covenants and similar payments under agreements governing an acquisition, merger or consolidation by a Subsidiary;
(e)    Indebtedness of any Person that becomes a Subsidiary after the date hereof, incurred prior to the time such Person becomes a Subsidiary, that is not created in contemplation of or in connection with such Person becoming a Subsidiary and that is not assumed or Guaranteed by any other Subsidiary; and Indebtedness secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and that is not assumed or Guaranteed by any other Subsidiary; and Indebtedness refinancing (but not increasing the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing) the Indebtedness described in this clause (e);
(f)    Indebtedness existing on the Closing Date which is described on Schedule 7.01 and any renewals or extensions thereof (but not increasing the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing); and
(g)    Permitted Priority Debt.
7.02    Limitation on Liens. None of the MLP, the Borrower or any Subsidiary will create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called "Permitted Liens"):

(a)    Liens existing on the date of this Agreement that are listed in the Disclosure Schedule, and any renewals or extensions thereof; provided that the property covered thereby is not increased, the amount of the Indebtedness secured thereby is not increased and any renewal or extension of the obligations secured or benefitted thereby is permitted under this Agreement;
(b)    Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of the MLP, the Borrower or any Subsidiary in accordance with GAAP;
(c)    pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of the MLP, the Borrower or any Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of the MLP, the Borrower or any Subsidiary in accordance with GAAP;
(e)    deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the MLP, the Borrower or any Subsidiary;
(g)    rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;
(h)    rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the MLP, the Borrower or any Subsidiary or the use thereof or the rights and interests of the MLP, the Borrower or any Subsidiary therein, in any manner under any and all Laws;
(i)    rights reserved to the grantors of any properties of the MLP, the Borrower or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;
(j)    inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.01;
(k)    statutory Liens in respect of First Purchaser Payables;
(l)    Liens securing Indebtedness permitted by Section 7.01(e) or other obligations of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property of the MLP, the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Indebtedness refinancing such obligations (but no increase to the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing);
(m)    Liens on cash margin collateral or securities securing Hedging Contracts;
(n)    Liens in respect of operating leases covering only the property subject thereto;
(o)    Liens on Equity Interests of Unrestricted Subsidiaries or Joint Ventures securing Indebtedness of such Unrestricted Subsidiary or Joint Venture;
(p)    Liens securing Obligations; and
(q)    Liens in respect of Permitted Priority Debt.
7.03    Fundamental Changes

. Neither the MLP nor the Borrower will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets, in each case, whether now owned or hereafter acquired; provided that if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge or consolidate with or into the MLP or the Borrower in a transaction in which, (a) if the MLP is a party, the MLP is the surviving or resultant entity, and if the Borrower (but not the MLP) is a party, the Borrower is the surviving or resultant entity or (b) another solvent Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia; provided that in the case of this clause (b), (i) such Person expressly assumes every obligation and covenant of the MLP or the Borrower, as applicable, under this Agreement and the Loan Documents, pursuant to an assumption agreement reasonably acceptable to the Administrative Agent, and (ii) the MLP or the Borrower, as applicable, shall deliver to the Administrative Agent (A) a certificate of a Responsible Officer stating that such transaction complies with this Section and (B) all documentation and other information in respect of the surviving Person required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, that has been requested (provided that the Borrower or the MLP, as applicable, and such surviving Person shall have been given at least two (2) Business Days to comply with any such request). Upon any consolidation by the MLP or the Borrower with, or merger into, any Person described in clause (ii) above and the satisfaction of the conditions specified in this Section, such Person will succeed to, and be substituted for, the MLP or the Borrower, as applicable.
7.04    Reserved.
7.05    Distributions. During the existence of a Default under Section 8.01(b) or Section 8.01(i) or of any Event of Default (a) the MLP will not declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the MLP or apply any of its funds, property or assets to the purchase or redemption of any partnership interests in the MLP, and (b) the Borrower will not declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or apply any of its funds, property or assets to the purchase or redemption of any partnership interests in the Borrower.
7.06    Investments. None of the MLP, the Borrower or any of their respective Subsidiaries will purchase or otherwise acquire the Equity Interest of any other Person if (a) such purchase or other acquisition violates the MLP’s, the Borrower’s or such Subsidiary’s partnership or other governing agreement, and (b) after giving effect to such purchase or other acquisition, the MLP, the Borrower or such Subsidiary is not in compliance with Section 7.07.
7.07    Change in Nature of Businesses. None of the MLP, the Borrower or any Subsidiary will engage in any line of business other than (a) Present and Related Businesses, and (b) any other business (other than exploration and production) complementary, synergistic or ancillary thereto (including, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

7.08    Transactions with Affiliates. None of the MLP, the Borrower or any Subsidiary will directly or indirectly engage in any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any of its Affiliates except: (a) transactions among or between the MLP General Partner, the MLP and its Subsidiaries or among the MLP’s Subsidiaries, in each case subject to the other provisions of this Agreement, (b) transactions on terms which are no less favorable to the MLP, the Borrower or such Subsidiary than those which would have been obtainable at the time in arm’s-length transactions with Persons that are not Affiliates, (c) investments in or Guarantees in favor of Unrestricted Subsidiaries or Joint Ventures, in each case, not prohibited under this Agreement, (d) Contingent Residual Support Agreements and (e) the transactions described on Schedule 7.08.
7.09    Burdensome Agreements. None of the MLP, the Borrower or any Subsidiary will enter into any material Contractual Obligation restricting the ability of any Subsidiary to make any payments, directly or indirectly, to the MLP, the Borrower or a Material Subsidiary by way of Distributions, loans, advances, repayments of loans or advances, reimbursements of management and other intercompany changes, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly, to the MLP, the Borrower or a Material Subsidiary, other than (a) agreements permitted by Section 7.01(e), (b) restrictions imposed by law or this Agreement, (c) customary restrictions and conditions contained in agreements relating to the purchase or sale of Equity Interests or assets pending such purchase or sale, provided such restrictions and conditions apply only to the Equity Interests and assets to be sold and such sale is permitted hereunder, (d) restrictions contained in, or existing by reason of, any agreement or instrument relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the MLP, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (e) restrictions contained in the governing documents of Subsidiaries that are not Wholly Owned Subsidiaries and (f) the transactions described on Schedule 7.09.
7.10    Leverage Ratio. On each Quarterly Testing Date, the Leverage Ratio will not exceed (A) 5.00 to 1.00 at any time other than during a Specified Acquisition Period and (B) 5.50 to 1.00 during a Specified Acquisition Period.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Each of the following events constitutes an Event of Default under this Agreement (each an "Event of Default"):
(a)    The Borrower fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)    The Borrower fails to pay any Obligation (other than the Obligations in subsection (a) above), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;
(c)    Any Loan Party fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.03 or Article VII;
(d)    Any Loan Party fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;
(e)    Any representation or warranty previously, presently or hereafter made in writing by the Borrower or any other Loan Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;
(f)    Any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason, or shall be declared null and void or any Loan Party shall repudiate in writing its obligations thereunder, or any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, under any Loan Document to which it is a party;
(g)    Any one or more Loan Parties or Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder but including obligations under Hedging Contracts), beyond any grace period provided with respect thereto; provided that the aggregate outstanding principal amount of all such Indebtedness (including payment obligations in respect of such Hedging Contracts) as to which such payment default shall occur and be continuing exceeds $50,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, if such default or other event shall have resulted in the acceleration of the payment of any Indebtedness with an aggregate face amount that exceeds $50,000,000;
(h)    Either (i) any failure to satisfy the minimum funding standard (as defined in Section 412(a) of the Code) in excess of $100,000,000 with respect to any ERISA Plan, whether or not waived, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);
(i)    The MLP, the Borrower or any Material Subsidiary:

(i)    has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

(ii)    (A) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or (B) is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)    has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)    has entered against it one or more final judgments for the payment of money in an aggregate amount (as to all such judgments against the MLP, the Borrower and Material Subsidiaries) in excess of $50,000,000 (in each case not covered by insurance or third party indemnification obligations satisfactory to the Administrative Agent), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)    suffers one or more writs or warrants of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, which assets have a value in the aggregate (as to all such writs, warrants and similar process against assets of the MLP, the Borrower and Material Subsidiaries) exceeding $50,000,000, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside; or

(j)    Any Change of Control occurs.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of each LC Issuer to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the Minimum Collateral Amount); and
(d)    exercise on behalf of itself and the Lenders and LC Issuers all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an Event of Default described in subsections (i)(i), (i)(ii) (A) or (i)(iii) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the LC Issuers to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.19 and 2.20, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers (including fees and time charges for attorneys who may be employees of any Lender or LC Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Matured LC Obligations and other Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Matured LC Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the LC Issuers, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.07 and 2.19; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.09 and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT

9.01    Appointment and Authority.  Each of the Lenders and the LC Issuers hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the MLP, the Borrower, any Subsidiary or Unrestricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the MLP, the Borrower, a Lender or a LC Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the LC Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as a LC Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and the retiring Swingline Lender, (b) the retiring LC Issuer and the retiring Swingline Lender shall each be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents, or other Agents named herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a LC Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any Material Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and the Administrative Agent and their respective agents and counsel and all other amounts, in each case, to the extent due the Lenders, the LC Issuers and the Administrative Agent under Sections 2.12 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any LC Issuer in any such proceeding.
ARTICLE X
MISCELLANEOUS

10.01    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or LC Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)    change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(g)    release the Guarantor from the Guaranty, or agree to limit the Guarantor’s liability thereunder, without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable LC Issuer in addition to the Lenders required above, affect the rights or duties of such LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; and (iv) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor the principal owed to such Lender reduced nor the final maturity thereof extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (z) any modification of this sentence shall require the consent of all Lenders, including any Defaulting Lenders.
10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the MLP, the Administrative Agent or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender or to any LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications.  Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuers pursuant to Article II if such Lender or such LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Guarantor, the Administrative Agent, the LC Issuers, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)    The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, any LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(e)    Change of Address, Etc.  Each of the Borrower, the Guarantor, the Administrative Agent, each LC Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Guarantor, the Administrative Agent, the LC Issuers and the Swingline Lender.
(f)    Reliance by Administrative Agent, LC Issuer and Lenders.  The Administrative Agent, the LC Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the

Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any LC Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower and the Guarantor shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the LC Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) a LC Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender or LC Issuer from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.15), or (d) any Lender or LC Issuer from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender or LC Issuer may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses.  The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and a single local counsel to Administrative Agent in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by a LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any LC Issuer (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent, all Lenders and the LC Issuers and a single local counsel to all such Persons in each applicable jurisdiction, and, where separate counsel is reasonable as a result of conflicts between or among the Administrative Agent, Lenders and/or LC Issuers, the reasonable and documented fees, charges and disbursements of separate counsel), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of a single counsel for all such Indemnitees and a single local counsel for all such Indemnitees in each applicable jurisdiction, and, where separate counsel and/or separate local counsel is reasonable as a result of conflicts between or among Indemnitees, the reasonable and documented fees, charges and disbursements of separate counsel and/or separate local counsel), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, the MLP or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by a LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to a Loan Party or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including the reasonable and documented fees and disbursements of a single counsel for Administrative Agent and any Lender and LC Issuer and a single local counsel for all such Persons in each applicable jurisdiction, and, where separate counsel and/or separate local counsel is reasonable as a result of conflicts between or among Indemnitees, the reasonable and documented fees, charges and disbursements of separate counsel and/or separate local counsel), incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit or the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee (other than, with respect to clause (z), the Administrative Agent and each Arranger in its capacity as such), be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute among Indemnitees other than as a result of any act or omission by a Loan Party or its Affiliates. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), a LC Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such LC Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender, or a LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender, or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).
(d)    Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, but without limiting the indemnification in Section 10.04(b), none of the Borrower, the Guarantor, the Administrative Agent, any LC Issuer, the Swingline Lender or any other Lender shall assert, and each of the foregoing hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or a breach in bad faith of this Agreement by, such Indemnitee.
(e)    Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the LC Issuers and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside.  To the extent that any payment by or on behalf of a Loan Party is made to the Administrative Agent, any LC Issuer or any Lender, or the Administrative Agent, any LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.

(iii)    No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)    the consent of each LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(D)    the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the MLP or any of the MLP’s Affiliates, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any LC Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the MLP or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to

Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as LC Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an LC Issuer and/or the Swingline Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such assigning Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as LC Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swingline Lender hereunder, subject, however, to the acceptance of such appointment by the Lender selected by the Borrower; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Lender as LC Issuer or Swingline Lender, as the case may be. If a Lender resigns as a LC Issuer, it shall retain all the rights, powers, privileges and duties of a LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as a LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Matured LC Obligations pursuant to Section 2.09). If a Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.02(b). Upon the appointment of a successor LC Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swingline Lender, as the case may be, and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning LC Issuer to effectively assume the obligations of the resigning LC Issuer with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority) purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations or to any credit insurance provider relating to a Loan Party and its Obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the MLP or its Subsidiaries or the Indebtedness under this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established by this Agreement; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the MLP or any Subsidiary or any Unrestricted Subsidiary relating to a Loan Party or any Subsidiary or any Unrestricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary or any Unrestricted Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the LC Issuers acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or LC Issuer or any such Affiliate to or for the credit or the account of a Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and LC Issuers, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender or LC Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or Matured LC Obligations, as applicable, or if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender or LC Issuer exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the LC Issuers or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) if any Lender is a Non-Consenting Lender under Section 2.18 or is a Defaulting Lender, (c) in connection with any proposed amendment, modification, waiver or consent with respect to the provisions of this Agreement or the Loan Documents, the consent of the Required Lenders shall have been obtained but the consent of one or more such other Lenders whose consent is required shall not have been obtained or (d) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(1)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(2)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(3)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(4)    such assignment does not conflict with applicable Laws; and
(5)    in the event that such Lender is a LC Issuer and any one or more Letters of Credit issued by such LC Issuer under this Agreement are then outstanding, the Borrower shall deposit cash collateral with such LC Issuer in an amount equal to the aggregate face amount of such Letters of Credit upon terms reasonably satisfactory to such LC Issuer to secure the Borrower’s obligations to reimburse for drawings under such Letters of Credit or make other arrangements satisfactory to such LC Issuer with respect to such Letters of Credit including providing other credit support.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    Termination of Commitments under Borrower Existing Credit Agreement and Sunoco Partners Marketing Existing Credit Agreement. The Borrower has given, or contemporaneously with the execution and delivery of this Agreement is giving, to the administrative agent under each of the Borrower Existing Credit Agreement and the Sunoco Partners Marketing Existing Credit Agreement, respectively, notice of the termination of commitments of the lenders under each of the Borrower Existing Credit Agreement and the Sunoco Partners Marketing Existing Credit Agreement, so that such commitments terminate on the Closing Date. Execution of this Agreement by Lenders who are lenders under each of the Borrower Existing Credit Agreement and the Sunoco Partners Marketing Existing Credit Agreement, respectively, shall constitute a waiver of the notice provisions in Section 2.05 of each the Borrower Existing Credit Agreement and the Sunoco Partners Marketing Existing Credit Agreement that would otherwise be applicable to such termination, and the administrative agent under each of the Borrower Existing Credit Agreement and the Sunoco Partners Marketing Existing Credit Agreement may rely on this Section 10.16.
10.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger or any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, and Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.18    Electronic Execution of Assignments and other Documents.  The words "execution," "signed," "signature," and words of like import in this Agreement, in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.19    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. Each Loan Party will comply with reasonable requests of any Lender for such information.
10.20    Time of the Essence. Time is of the essence in connection with the Loan Documents.
10.21    No Recourse. The parties hereto hereby acknowledge and agree that neither the MLP General Partner nor any director, officer, employee, limited partner or shareholder of the Loan Parties or the General Partners shall have any personal liability in respect of the obligations of the Loan Parties under this Agreement and the other Loan Documents by reason of his, her or its status as such.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUNOCO LOGISTICS PARTNERS
OPERATIONS L.P., as Borrower

By:	Sunoco Logistics Partners GP LLC,
its general partner

By:
Name:
Title:

SUNOCO LOGISTICS PARTNERS L.P., as
Guarantor

By:	SUNOCO PARTNERS LLC, its General Partner

By:
Name:
Title:

[THIS IS A SIGNATURE PAGE TO THE SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

CITIBANK, N.A., as Administrative Agent, a LC Issuer, Swingline Lender and a Lender

By:
Name:
Title:

[THIS IS A SIGNATURE PAGE TO THE SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a LC Issuer and a Lender

By:
Name:
Title:

[THIS IS A SIGNATURE PAGE TO THE SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a LC Issuer and a Lender

By:
Name:
Title:

[THIS IS A SIGNATURE PAGE TO THE SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a LC Issuer and a Lender

By:
Name:
Title:

[THIS IS A SIGNATURE PAGE TO THE SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

TD BANK, N.A., as a LC Issuer and a Lender

By:
Name:
Title:

[THIS IS A SIGNATURE PAGE TO THE SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a LC Issuer and a Lender

By:
Name:
Title:

[other Lender signature pages to be added]

[THIS IS A SIGNATURE PAGE TO THE SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

SCHEDULE 1
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Citibank, N.A.	$100,000,000.00	6.666666670%
Barclays Bank PLC	$100,000,000.00	6.666666670%
PNC Bank, National Association	$100,000,000.00	6.666666670%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$100,000,000.00	6.666666670%
TD Bank, N.A.	$100,000,000.00	6.666666670%
Wells Fargo Bank, National Association	$100,000,000.00	6.666666670%
Bank of America, N.A.	$64,000,000.00	4.266666670%
JPMorgan Chase Bank, N.A.	$64,000,000.00	4.266666670%
Mizuho Bank, Ltd.	$64,000,000.00	4.266666670%
The Royal Bank of Scotland plc	$64,000,000.00	4.266666670%
UBS AG, Stamford Branch	$64,000,000.00	4.266666670%
U.S. Bank National Association	$64,000,000.00	4.266666670%
Credit Suisse AG, Cayman Islands Branch	$64,000,000.00	4.266666670%
Compass Bank	$64,000,000.00	4.266666670%
Royal Bank of Canada	$64,000,000.00	4.266666670%
Goldman Sachs Bank USA	$40,500,000.00	2.700000000%
Deutsche Bank AG New York Branch	$40,500,000.00	2.700000000%
BNP Paribas	$40,500,000.00	2.700000000%
Comerica Bank	$40,500,000.00	2.700000000%
DNB Capital LLC	$40,500,000.00	2.700000000%
Morgan Stanley Senior Funding, Inc.	$40,500,000.00	2.700000000%
SunTrust Bank	$40,500,000.00	2.700000000%
The Bank of Nova Scotia	$40,500,000.00	2.700000000%
TOTAL:	$1,500,000,000	100.000000000%

Schedule 1 – Page 1

SCHEDULE 2
DISCLOSURE SCHEDULE
Section 5.04 – No Conflicts or Consents
None.

Section 5.09 – Litigation
None.

Section 5.10 – ERISA
None.

Section 7.02(a) – Limitation on Liens
None.

Schedule 2 – Page 1

SCHEDULE 5.12
ENVIRONMENTAL COMPLIANCE
None.

Schedule 5.12 – Page 1

SCHEDULE 7.01
EXISTING INDEBTEDNESS

Description	Approximate Outstanding Amount as of September 30, 2013
Senior Notes
8.75% Senior Notes due February 2014	$175,000,000
6.125% Senior Notes due May 2016	$175,000,000
5.50% Senior Notes due February 2020	$250,000,000
4.65% Senior Notes due February 2022	$300,000,000
3.45% Senior Notes due January 2023	$350,000,000
6.85% Senior Notes due February 2040	$250,000,000
6.10% Senior Notes due February 2042	$300,000,000
4.95% Senior Notes due January 2043	$350,000,000
Credit Facilities
$35 million West Texas Gulf Credit Facility due April 2015	$35,000,000

Schedule 7.01 – Page 1

SCHEDULE 7.08
TRANSACTIONS WITH AFFILIATES
None.

Schedule 7.08 – Page 1

SCHEDULE 7.09
BURDENSOME AGREEMENTS

1.	$35,000,000 Revolving Credit Agreement, dated May 1, 2012, by and among West Texas Gulf Pipe Line Company, the Guarantors, the Lenders and PNC Bank, National Association, as Administrative Agent

Schedule 7.09 – Page 1

SCHEDULE 10.02
NOTICES
ADDRESS FOR NOTICES TO BORROWER
SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.
1818 Market Street, Ste. 1500
Philadelphia, PA 19103
Attn: Peter Gvazdauskas
Telephone: (215) 977-6322
Facsimile: (866) 299-8665
Electronic Mail: pjvazdauskas@sunocologistics.com
ADDRESS FOR NOTICES TO GUARANTOR
SUNOCO LOGISTICS PARTNERS L.P.
1818 Market Street, Ste. 1500
Philadelphia, PA 19103
Attn: Peter Gvazdauskas
Telephone: (215) 977-6322
Facsimile: (866) 299-8665
Electronic Mail: pjgvazdauskas@sunocologistics.com
ADDRESS FOR ADMINISTRATIVE AGENT
Citibank Delaware
1615 Brett Road
OPS III
New Castle, DE 19720
Attn: Lynn T. Baronsky
Telephone: (302) 323-5871
Facsimile: (212) 994-0961
Electronic Mail: Lynn.Baronsky@citi.com
Electronic Mail for faxes: glagentofficeops@citigroup.com
ADDRESS FOR SWINGLINE LENDER

Citibank Delaware
1615 Brett Road OPS III
New Castle, DE 19720
Attn: Lynn T. Baronsky
Telephone: (302) 323-5871
Facsimile: (212) 994-0961
Electronic Mail: Lynn.Baronsky@citi.com
Electronic Mail for faxes: glagentofficeops@citigroup.com

Schedule 10.02 – Page 2

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]2 Assignee identified in item 2 below ([the][each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: [Assignor [is] [is not] a Defaulting Lender]
________________________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

A–1

2.	Assignee[s]: [for each Assignee, indicate [Lender] [Affiliate] [Approved Fund] of [identify Lender]
3.    Borrower:    Sunoco Logistics Partners Operations L.P., a Delaware limited             partnership

4.	Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

5.
Credit Agreement:    The Credit Agreement dated as of November 19, 2013 among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., as guarantor, Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer and the Lenders and other agents from time to time parties thereto

6.    Assigned Interest[s]:

Facility	Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number

[7.    Trade Date:            ]9

[Page Break]

________________________
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

A–2

Effective Date: _______________ __, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Title
[NAME OF ASSIGNOR]

By:
Title

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:
Title
[NAME OF ASSIGNEE]

By:
Title

________________________
10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

A–3

[Consented to and][12] Accepted:

CITBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By: Sunoco Logistics Partners GP LLC,
its general partner

By:
Name:
Title:	][13]

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

________________________
12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement
14 To be added only if the consent of other parties (e.g. Swingline Lender, LC Issuer) is required by the terms of the Credit Agreement.

A–4

ANNEX 1
[_______________]15
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s].    [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s].    [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire, and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit ________________________
15 Describe Credit Agreement at option of Administrative Agent.

A–5

Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.16 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission (including pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

________________________
16 The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
"From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves."

A–6

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
To:    Citibank, N.A., as the Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of November 19, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"), among Sunoco Logistics Partners Operations, L.P., a Delaware limited partnership (the "Borrower"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Guarantor"), Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer, and the Lenders and other agents from time to time parties thereto. Terms that are defined in the Agreement are used herein with the meanings given to them in the Agreement.
The undersigned Responsible Officer hereby certifies as of the date hereof that he is the [chief financial officer/principal accounting officer/treasurer] of Sunoco Partners LLC, the general partner of the Guarantor, and that, as such, he is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of the Borrower and the Guarantor, and that:
[Use following paragraph 1for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements (the "Financial Statements") required by Section 6.0l(a) of the Agreement for the Fiscal Year of the Guarantor ended as of December 31, 201[_] (the "Reporting Date"), together with the report and opinion of an independent certified public accountant required by such section. Such Financial Statements are accurate and complete in all material respects and satisfy the requirements of the Agreement.
[Use following paragraph 1for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements (the "Financial Statements") required by Section 6.0l(b) of the Agreement for the Fiscal Quarter of the Guarantor ended as of _______________, 201[_] (the "Reporting Date"). Such Financial Statements are accurate and complete in all material respects (subject to normal year-end adjustments) and satisfy the requirements of the Agreement.
2.    Attached hereto as Schedule 2 are calculations showing [compliance] [non-compliance] as of the Reporting Date with the requirements of Section 7.10 of the Agreement. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate. A review of the activities of the Borrower and the Guarantor during such fiscal period has been made under the supervision of the undersigned with a view to determine whether during such fiscal period the Borrower and the Guarantor performed and observed all its obligations under the Loan Documents.

B–1

3.    If required pursuant to Section 6.01(d) of the Agreement, attached hereto as Schedule 3 is the report required by Section 6.0l(d) of the Agreement.
4.    On the Reporting Date, no Default or Event of Default existed or otherwise exists on the date of this instrument *[except for Default(s)/ Event(s) of Default under Section(s) __________ of the Agreement, which *[is/are] more fully described on Schedule 4 attached hereto].
IN WITNESS WHEREOF, this instrument is executed as of _______________, _____.

SUNOCO LOGISTICS PARTNERS L.P.

By:	Sunoco Partners LLC,
its general partner

By:
Name:
Title:

B–2

For the Fiscal Quarter/Year ended _______________ ("Reporting Date")
SCHEDULE 2
to the Compliance Certificate
($in 000’s)

I. Section 7.10 – Leverage Ratio.
A. Consolidated Funded Indebtedness outstanding on the Reporting Date:	$
B. Consolidated EBITDA for the four Fiscal Quarter period ending on the Reporting Date ("Subject Period"):
1. Consolidated Net Income for Subject Period (adjustments made as described on the attached schedules for (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, (c) any non-cash gains or losses resulting from mark to market activity as a result of FASB ASC 815, (d) net income of any Subsidiary to the extent, but only to the extent, that the declaration or payment of cash Distributions by such Subsidiary of such net income is not, as of the date of determination, permitted by the operation of the terms of its charter or any Contractual Obligation, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (e) income or losses attributable to (i) Unrestricted Subsidiaries, their subsidiaries and Equity Interests owned by them in other entities, (ii) unconsolidated Subsidiaries, (iii) Joint Ventures, and (iv) any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, provided that Consolidated Net Income shall include any cash distributions received by the Guarantor or its Subsidiaries from (I) Unrestricted Subsidiaries, their subsidiaries and Equity Interests owned by them in other entities, (II) unconsolidated Subsidiaries, (III) Joint Ventures, or (IV) any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, in each case during such period:
$
2. Pro forma adjustment or cash distributions that would have been made to the Guarantor or its Subsidiaries as if any disposition, acquisition, consolidation or merger involving a Person described in clause (e) of paragraph 1 above had occurred on the first day of the Subject Period, as described on the attached schedules:
$
3. Consolidated Interest Expense for Subject Period:	$

B–3

4. Provision for income taxes (including any franchise taxes to the extent based upon net income) for Subject Period:	$
5. Depreciation and Amortization expenses for Subject Period:	$
6. Non-cash charges or losses deducted in determining Consolidated Net Income for Subject Period:	$
7. transaction fees and expenses for acquisitions, investments, dispositions and equity or debt offerings;	$
8. Non-cash income or gain included in determining Consolidated Net Income for Subject Period:	$
9. Cash payments in respect of items included in Line 7 subsequent to the Fiscal Quarter in which such non-cash charges or losses were made:	$
10. Pro forma adjustments for dispositions, acquisitions, consolidations or mergers as described on the attached schedules:	$
11. Consolidated EBITDA before Material Project EBITDA Adjustments (Lines I.B.1 [+/-] 2 + 3 + 4 + 5 + 6 + 7 – 8 – 9 [+/-] 10):	$
12. Material Project EBITDA Adjustments:
(a) in respect of any Material Project of the MLP and its Subsidiaries as described on the attached schedules:
(b) in respect of projected cash distributions from any Person described in clause (e) of paragraph 1 above attributable to Material Project EBITDA Adjustments in respect of any Material Project of such Person applicable to the Subject Period, as described on the attached schedules:
(c) 20% of Line I.B.11:
(d) Lesser of (a) + (b), and (c) of this Line I.B.12:
$
13. Consolidated EBITDA (Lines I.B.11 [+/-] 12):	$
C. Leverage Ratio (Line I.A ÷ Line I.B.13):	__________ to 1
Maximum permitted:	__________ to 1

B–4

For the Fiscal Quarter/Year ended _______________ ("Reporting Date")
Quarterly Information for Schedule 2
to the Compliance Certificate
($in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended _______	Quarter Ended _______	Quarter Ended _______	Quarter Ended _______	Twelve Months Ended _______
Consolidated Net Income
[+/-] pro forma adjustments for dispositions, acquisitions, consolidations or mergers (in respect of Equity Interests in Joint Ventures)
+ Consolidated Interest Expense
+ income taxes
+ depreciation and amortization expense
+ non-cash expense
+ all transaction fees and expenses for acquisitions, investments, dispositions and equity or debt offerings
- non-cash income
- cash payments in respect of non-cash expense previously deducted
[+/-] pro forma adjustments for dispositions, acquisitions, consolidations or mergers
[+/-] Material Project EBITDA Adjustments
= Consolidated EBITDA

B–5

EXHIBIT C
FORM OF LOAN NOTICE
Date:_______________, ____

To:	Citibank, N.A., as the Administrative Agent [Citibank, N.A., as the Swingline Lender]
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of November 19, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Borrower"), Sunoco Logistics Partners L.P., a Delaware limited Partnership (the "Guarantor"), Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer, and the Lenders and other agents from time to time parties thereto. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.
[Pursuant to the terms of the Agreement, the Borrower hereby requests the [Lenders/Swingline Lender] to make [Revolving Credit/Swingline] Loans to Borrower in the aggregate principal amount of $ __________ and specifies ____________________, 20____, as the date Borrower desires for the [Lenders/Swingline Lender] to make such [Revolving Credit/Swingline] Loans and for the Administrative Agent to deliver to the Borrower the proceeds thereof. Such [Revolving Credit/Swingline] Loans are hereby designated as follows:
Type of Loans:
[Fixed Period Eurodollar Loans][Base Rate Loans] [for Revolving Credit Loans]
[Daily Floating Eurodollar Loans][Base Rate Loans] [for Swingline Loans]
Length of Interest Period for Fixed Period Eurodollar Loan:      months.]
[Borrower hereby requests a conversion or continuation of existing Loans into a new Borrowing pursuant to Section 2.04 of the Agreement as follows:
Existing Borrowing(s) of Loans to be Continued or Converted:
$     of Revolving Credit Loans that are Fixed Period Eurodollar Loans with Interest Period ending _______________
$     of Revolving Credit Loans that are Base Rate Loans
$     of Swingline Loans that are Daily Floating Eurodollar Loans
$     of Swingline Loans that are Base Rate Loans

C–1

Aggregate amount of new Borrowing:                    $___________
Type of Loans in new Borrowing:    [Fixed Period Eurodollar Loans][Base Rate Loans]
Date of Continuation or Conversion:                        ____________
Length of Interest Period for Fixed Period Eurodollar Loans:        ____ months]
To induce the [Lenders/Swingline Lender] to [make/continue/convert] such Loans, the Borrower hereby represents, warrants, acknowledges, and agrees to and with the Administrative Agent and each Lender that:
(a)    The undersigned is the duly elected, qualified and acting officer of Sunoco Logistics Partners GP LLC, the general partner of the Borrower, as indicated below such officer’s signature hereto having all necessary authority to act for the Borrower in making the request herein contained.
(b)    The representations and warranties made by the Loan Parties in the Agreement are true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality) on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except, for the purposes of this Loan Notice, that (i) the representations and warranties contained in Section 5.06(a) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished to the Lenders by the Guarantor, and (ii) no representation or warranty is made with respect to Section 5.06(b) of the Credit Agreement.
(c)    There does not exist on the date hereof any condition or event that constitutes a Default or Event of Default that has not been waived in writing as provided in Section 10.01 of the Agreement; nor will any such Default or Event of Default exist upon the Borrower’s receipt and application of the Loans requested hereby.
(d)    The Borrowings requested herein comply with the requirements set forth in [Section 2.02 and] Section 2.03 of the Agreement.
The undersigned hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of the Borrower are true, correct and complete in all material respects.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

C–2

IN WITNESS WHEREOF, this instrument is executed as of __________ __, 20__.

SUNOCO LOGISTICS PARTNERS
OPERATIONS L.P.

By:	Sunoco Logistics Partners GP LLC,
its general partner

By:
Name:
Title:

C–3

EXHIBIT D
FORM OF NOTE
Date: _______________, 20__
FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to _________________________ or its registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 19, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"), by and among Borrower, Sunoco Logistics Partners L.P., as guarantor, Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer, and the Lenders and other agents from time to time parties thereto. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.02 of the Agreement with respect to Swingline Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

D–1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SUNOCO LOGISTICS PARTNERS
OPERATIONS L.P.

By:	Sunoco Logistics Partners GP LLC,
its general partner

By:
Name:
Title:

D–2

EXHIBIT E
FORM OF GUARANTY
THIS GUARANTY is executed as of November 19, 2013, by the undersigned ("Guarantor"), for the benefit of CITIBANK, N.A., a national banking association (in its capacity as Administrative Agent for the benefit of Lenders).
RECITALS
A.    Sunoco Logistics Partners Operations L.P., a Delaware limited partnership ("Borrower"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "MLP"), Citibank, N.A., as Administrative Agent (including its permitted successors and assigns in such capacity, "Administrative Agent"), and the Lenders now or hereafter party to the Credit Agreement (including their respective permitted successors and assigns, "Lenders") have entered into a Credit Agreement, dated as of even date herewith (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement");
B.    Borrower is a Subsidiary of Guarantor, and therefore, Guarantor will derive direct and substantial benefits from the extensions of credit under the Credit Agreement; and
C.    This Guaranty is integral to the transactions contemplated by the Loan Documents and the execution and delivery hereof, is a condition precedent to Lenders’ obligations to extend credit under the Loan Documents.
ACCORDINGLY, for adequate and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby agrees as follows:
1.DEFINITIONS. Terms defined in the Credit Agreement have the same meanings when used, unless otherwise defined, in this Guaranty. As used in this Guaranty:
"Borrower" means Borrower, Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for Borrower or for all or substantially all of Borrower’s assets under any Debtor Relief Law.
"Credit Agreement" is defined in the recitals to this Guaranty.
"Guaranteed Debt" means, collectively, (a) the Obligations and (b) all present and future costs, attorneys’ fees, and expenses reasonably incurred by Administrative Agent or any Lender to enforce Borrower’s, the Guarantor’s, or any other obligor’s payment of any of the Obligations, including, without limitation (to the extent lawful), all present and future amounts that would become due but for the operation of §§ 502 or 506 or any other provision of Title 11 of the United States Code and all present and future accrued and unpaid interest (including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under Debtor Relief Laws to which Borrower or the Guarantor becomes subject whether or not the claim for such interest is allowed in such proceeding.).

E–1

"Guarantor" is defined in the preamble to this Guaranty.
"Lender" means, individually, or "Lenders" means, collectively, on any date of determination, the Lenders and their permitted successors and assigns.
"Rights" means rights, remedies, powers, privileges, and benefits.
2.GUARANTY. The Guarantor hereby guarantees to Administrative Agent and Lenders the prompt payment in full when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, of the Guaranteed Debt. This Guaranty is an absolute, irrevocable, unconditional and continuing guaranty of payment and performance, not collection, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of the Guarantor with respect to the Guaranteed Debt incurred after that. This Guaranty remains in effect until the Guaranteed Debt is fully paid and performed (other than contingent obligations not yet due and payable), all commitments to extend any credit under the Loan Documents have terminated and all Letters of Credit have terminated or been Cash Collateralized. The Guarantor may not rescind or revoke its obligations with respect to the Guaranteed Debt. All payments made by Guarantor under this Guaranty shall be made to the Administrative Agent, to the account designated by the Administrative Agent, in Dollars.
3.NO SETOFF OR DEDUCTIONS; TAXES; PAYMENTS. Guarantor represents and warrants that it is organized and resident in the United States of America. Guarantor shall make all payments hereunder (i) without setoff or counterclaim, and (ii) free and clear of and without deduction for any Taxes unless Guarantor is compelled by applicable Law to make such deduction or withholding. If any applicable Law (as determined in the good faith discretion of the Guarantor) requires the deduction or withholding of any Tax from any such payment to a Lender by the Guarantor, then the Guarantor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable hereunder) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
4.CONSIDERATION. The Guarantor represents and warrants that its liability under this Guaranty will directly benefit it.
5.CUMULATIVE RIGHTS. If the Guarantor becomes liable for any indebtedness owing by Borrower to Administrative Agent or any Lender, other than under this Guaranty, that liability may not be in any manner impaired or affected by this Guaranty. The Rights of Administrative Agent or Lenders under this Guaranty are cumulative of any and all other Rights that Administrative Agent or Lenders may ever have against the Guarantor. The exercise by Administrative Agent or Lenders of any Right under this Guaranty or otherwise does not preclude the concurrent or subsequent exercise of any other Right.

E–2

6.PAYMENT UPON DEMAND. (a)    If an Event of Default exists, the Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to the Guarantor previous to that demand of either the acceptance by Administrative Agent or Lenders of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to Administrative Agent and Lenders; provided that, if an Event of Default exists and Administrative Agent or Lenders cannot accelerate the Guaranteed Debt for any reason (including a stay of acceleration in connection with any case commenced by or against the Guarantor or the Borrower under any Debtor Relief Laws), then the Guaranteed Debt shall be, as among the Guarantor, Administrative Agent, and Lenders, a fully matured, due, and payable obligation of the Guarantor to Administrative Agent and Lenders.
(b)    The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Debt and the obligations of any other guarantor, and it is not necessary for Administrative Agent or Lenders, in order to enforce this Guaranty against the Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on any Guaranteed Debt.
7.SUBROGATION AND CONTRIBUTION. Until payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents and the termination or Cash Collateralization of all Letters of Credit, (a) the Guarantor may not assert, enforce, or otherwise exercise any Right of subrogation to any of the Rights or Liens of Administrative Agent or Lenders or any other beneficiary against Borrower or any other obligor on the Guaranteed Debt or any collateral or other security or any Right of recourse, reimbursement, subrogation, contribution, indemnification, or similar Right against Borrower or any other obligor on any Guaranteed Debt or any other guarantor of it, and (b) the Guarantor defers all of the foregoing Rights (whether they arise in equity, under contract, by statute, under common Law, or otherwise). Upon payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents and the termination or Cash Collateralization of all Letters of Credit, the Guarantor shall be subrogated to the rights of the Administrative Agent and Lenders against Borrower and the other obligors.
8.NO RELEASE. The Guarantor hereby waives any defense of a surety or guarantor or any other obligor arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty may not be released, diminished, or affected by the occurrence of any one or more of the following events: (a) any taking or accepting of any additional guaranty or any other security or assurance for any Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment, or loss of any collateral securing any Guaranteed Debt; (c) any full or partial release of the liability of any other obligor on the Guaranteed Debt, except for any final release resulting from payment in full of such Guaranteed Debt; (d) the modification of, or waiver of compliance with, any terms of any other Loan Document; (e) the insolvency, bankruptcy, or lack of corporate or partnership power of any other obligor at any time liable for any Guaranteed Debt, whether now existing or occurring in the future; (f) any renewal, extension, or rearrangement of any Guaranteed Debt or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent or any Lender to any other obligor on the Guaranteed Debt; (g) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Lender to

E–3

take or prosecute any action in connection with the Guaranteed Debt or to foreclose, take, or prosecute any action in connection with any Loan Document; (h) any failure of Administrative Agent or any Lender to notify the Guarantor of any renewal, extension, or assignment of any Guaranteed Debt, or the release of any security or of any other action taken or refrained from being taken by Administrative Agent or any Lender against Borrower or any new agreement between Administrative Agent, any Lender, and Borrower; it being understood that neither Administrative Agent nor any Lender is required to give the Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with any Guaranteed Debt, other than any notice required to be given in this Guaranty; (i) the invalidity or unenforceability of any Guaranteed Debt against any other obligor or any security securing same because it exceeds the amount permitted by Law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection with it, or otherwise; (j) any payment of the Guaranteed Debt to Administrative Agent or any Lender is held to constitute a preference under any Debtor Relief Law or for any other reason Administrative Agent or any Lender is required to refund that payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to that payment); (k) any Law or other event affecting any term of the Guaranteed Debt; or (l) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, Borrower or the Guarantor.
9.WAIVERS. By execution hereof, the Guarantor waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to the Guaranteed Debt (or any part thereof) shall not be affected by any renewal or extension in the time of payment of the Guaranteed Debt (or any part thereof). To the maximum extent lawful, the Guarantor waives all Rights by which it might be entitled to require suit on an accrued Right of action in respect of any Guaranteed Debt or require suit against Borrower or others.
10.TERMINATION; REINSTATEMENT. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Debt now or hereafter existing and shall remain in full force and effect until payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents and the termination or Cash Collateralization of all Letters of Credit. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or Administrative Agent or any Lender exercises its right of setoff, in respect of the Guaranteed Debt and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Administrative Agent or Lenders are in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.
11.LOAN DOCUMENTS. By execution hereof, the Guarantor covenants and agrees that certain representations, warranties, terms, covenants, and conditions set forth in the Loan

E–4

Documents are applicable to the Guarantor by their terms and shall be imposed upon the Guarantor, and the Guarantor reaffirms that each such representation and warranty is true and correct and covenants and agrees to promptly and properly perform, observe, and comply with each such term, covenant, or condition. Moreover, the Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent and Lenders. In the event the Credit Agreement or any other Loan Document shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Debt remains unpaid, the terms, covenants, and agreements of the Credit Agreement or such other Loan Document incorporated herein by reference shall nevertheless continue in full force and effect as obligations of the Guarantor under this Guaranty.
12.RELIANCE AND DUTY TO REMAIN INFORMED. The Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. The Guarantor confirms that it has made its own independent investigation with respect to Borrower’s creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Administrative Agent or any Lender as to that creditworthiness. The Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and any circumstances affecting Borrower’s ability to perform under the Loan Documents to which it is a party.
13.LOAN DOCUMENT. This Guaranty is a Loan Document and is subject to the applicable provisions of Articles I and X of the Credit Agreement, including, without limitation, the provisions relating to GOVERNING LAW; JURISDICTION, ETC., AND WAIVER OF JURY TRIAL, both of which are incorporated into this Guaranty by reference the same as if set forth in this Guaranty verbatim provided that all references therein to "this Agreement" shall for purposes of this Guaranty be deemed references to "this Guaranty".
14.NOTICES. All notices required or permitted under this Guaranty, if any, shall be given in the manner set forth in Section 10.02 of the Credit Agreement.
15.AMENDMENTS, ETC. No amendment, waiver, or discharge to or under this Guaranty is valid unless it is in writing and is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of Section 10.01 of the Credit Agreement. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.
16.ADMINISTRATIVE AGENT AND LENDERS. Administrative Agent is Administrative Agent for each Lender under the Credit Agreement. All Rights granted to Administrative Agent under or in connection with this Guaranty are for each Lender’s ratable benefit. Administrative Agent may, without the joinder of any Lender, exercise any Rights in Administrative Agent’s or Lenders’ favor under or in connection with this Guaranty. Administrative Agent’s and each Lender’s Rights and obligations vis-a-vis each other may be subject to one or more separate agreements between those parties. However, the Guarantor is not required to inquire about any such agreement nor is it subject to any of its terms unless the Guarantor specifically joins such agreement Therefore, neither Guarantor nor its successors or assigns is entitled to any benefits or

E–5

provisions of any such separate agreement or is entitled to rely upon or raise as a defense any party’s failure or refusal to comply with the provisions of such agreement.
17.PARTIES. This Guaranty benefits Administrative Agent, Lenders, and their respective successors and assigns and binds the Guarantor and their respective successors and assigns. Upon appointment of any successor Administrative Agent under the Credit Agreement, all of the Rights of Administrative Agent under this Guaranty automatically vest in that new Administrative Agent as successor Administrative Agent on behalf of Lenders without any further act, deed, conveyance, or other formality other than that appointment. The Rights of Administrative Agent and Lenders under this Guaranty may be transferred with any assignment of the Guaranteed Debt pursuant to and in accordance with the terms of the Credit Agreement. The Credit Agreement contains provisions governing assignments of the Guaranteed Debt and of Rights and obligations under this Guaranty.
Remainder of Page Intentionally Blank.
Signature Page(s) to Follow.

E–6

EXECUTED as of the date first stated in this Guaranty.

GUARANTOR:

SUNOCO LOGISTICS PARTNERS L.P., a Delaware
limited partnership

By:	Sunoco Partners LLC, a Pennsylvania limited
liability company, its General Partner

By:
Name:
Title:

E–7

EXHIBIT F
FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

EXHIBIT F-1
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of November 19, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Borrower"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Guarantor"), Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer, and the Lenders and other agents from time to time parties thereto.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B)of the Code and (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 88l(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate and a duly completed IRS form W-8BEN in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
    Name:
    Title:
Date:    __________ __, 20[ ]

F-1–1

EXHIBIT F-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of November 19, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Borrower"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Guarantor"), Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer, and the Lenders and other agents from time to time parties thereto.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, and (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and a duly completed IRS form W-8BEN in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
    Name:
    Title:
Date:    __________ __, 20[ ]

F-2–1

EXHIBIT F-3
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of November 19, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Borrower"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Guarantor"), Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer, and the Lenders and other agents from time to time parties thereto.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 88l(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 87l(h)(3)(B) or 88l(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 88l(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a properly completed IRS Form W-8ECI, Form W-8EXP, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member, together with a U.S. Tax Compliance Certificate substantially in the form of the relevant Exhibit E-1, E-2, E-3 or E-4, as applicable), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and an IRS Form W-8IMY and accompanying IRS Form W-8BEN or other applicable forms in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

F-3–1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
    Name:
    Title:
Date:    __________ __, 20[ ]

F-3–2

EXHIBIT F-4
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of November 19, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Borrower"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Guarantor"), Citibank, N.A., as Administrative Agent, Swingline Lender and an LC Issuer, and the Lenders and other agents from time to time parties thereto.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 88l(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a properly completed IRS Form W-8ECI, Form W-8EXP, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member, together with a U.S. Tax Compliance Certificate substantially in the form of the relevant Exhibit E-1, E-2, E-3 or E-4, as applicable), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate and an IRS Form W-8IMY and accompanying IRS Form W-8BEN or other applicable forms in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

F-4–1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

F-4–2

[NAME OF LENDER]
By:
    Name:
    Title:
Date:    __________ __, 20[ ]

F-4–3